Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

by and among

MIC THERMAL POWER HOLDINGS, LLC

as Seller,

and

NHIP II BAYONNE HOLDINGS LLC,

as Buyer

dated as of July 27, 2018

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Section 11.9	Headings	66
Section 11.10	Invalid Provisions	66
Section 11.11	Counterparts; Email	66
Section 11.12	Privilege	66
Section 11.13	Governing Law; Venue; and Jurisdiction	66
Section 11.14	Financing Sources	67

EXHIBITS

A	Form of Assignment Agreement
B	Form of Seller Guaranty
C	Form of Affiliate Release Instrument
D-1	Assignment and Assumption Sublease
D-2	Assignment and Assumption and Amendment to Ground Lease
D-3	Amended and Restated Right-of-Way
E	Form of IMTT Estoppel

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement, dated as of July 27, 2018 (this “Agreement”), is made and entered into by and among MIC THERMAL POWER HOLDINGS, LLC, a Delaware limited liability company (“Seller”), and NHIP II BAYONNE HOLDINGS LLC, a Delaware limited liability company (“Buyer”).

WITNESSETH:

WHEREAS, Seller owns 100% of the Equity Interests (as defined below) of Thermal Bayonne Holdings, LLC, a Delaware limited liability company (“Holdings I”);

WHEREAS, Holdings I owns 100% of the Equity Interests of Thermal Bayonne Holdings II, LLC, a Delaware limited liability company (“Holdings II”);

WHEREAS, Holdings II owns 100% of the Equity Interests of MIC Bayonne Holdings, LLC, a Delaware limited liability company (“Holdings”);

WHEREAS, Seller now desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Equity Interests in Holdings I on the Closing Date, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS; in connection with the transactions contemplated hereby, Buyer has delivered to Seller an equity commitment letter executed by North Haven Infrastructure Partners II US Investments L.P. (the “Buyer ECL”).

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I.
DEFINITIONS AND CONSTRUCTION

Section 1.1           Definitions. As used in this Agreement, the following capitalized terms have the meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended.

“Acquired Companies” means, collectively, Holdings, the Project Company, the Project Company Subsidiaries, the Intermediate Company, Holdings I and Holdings II.

“ACO” means the Administrative Consent Order, EA ID # NEA180001-12863, between NJDEP and Project Company, In the Matter of Bayonne Energy Center LLC.

“Actual Knowledge” means (i) in the case of Buyer, the actual knowledge (and not imputed or constructive knowledge), without any duty of inquiry, of the individuals listed on Section 1.1-K(a) of the Buyer Disclosure Schedule, and (ii) in the case of Seller, the actual knowledge (and not imputed or constructive knowledge), without any duty of inquiry, of the individuals listed on Section 1.1-K(b) of the Seller Disclosure Schedule.

“Adjustment Estimate” has the meaning given to it in Section 2.2.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliate Release Instrument” has the meaning given to it in Section 6.15(a).

“Agreement” has the meaning given to it in the introduction to this Agreement.

“AML Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Person from time to time concerning or relating to anti-money laundering.

“Anti-Terrorism Laws” means any of the following: (a) Executive Order 13224; (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations); (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations); (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations); and (e) the PATRIOT Act.

“Ancillary Agreements” means the Assignment Agreement, the Seller Guaranty, the Affiliate Release Instrument, the SCR Indemnification Agreement and the other documents and agreements to be delivered pursuant to this Agreement.

“Assets” of any Person means all assets and properties of every kind (whether real, personal or mixed, whether tangible or intangible), which assets and properties are owned or leased by such Person.

“Assignment Agreement” has the meaning given to it in Section 2.4(a).

“Audited Financial Statements” has the meaning given to it in Section 4.7.

“Balance Sheet Date” means December 31, 2017.

“Base Purchase Price” has the meaning given to it in Section 2.2.

“BOP Agreements” means the Contracts listed in Section 1.1BOP of the Seller Disclosure Schedule.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.

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“Buyer” has the meaning given to it in the introduction to this Agreement.

“Buyer Approvals” has the meaning given to it in Section 5.3(c).

“Buyer Disclosure Schedule” means the Buyer Disclosure Schedule delivered to Seller concurrently with the execution and delivery hereof.

“Buyer ECL” has the meaning given to it in the recitals to this Agreement.

“Buyer Indemnified Parties” has the meaning given to it in Section 10.1(a).

“Buyer Straddle Tax Return” has the meaning given to it in Section 6.7(b) .

“Buyer’s Determination” has the meaning given to it in Section 2.6(a).

“Buyer’s Knowledge” means the actual knowledge (and not imputed or constructive knowledge) of the individuals listed on Section 1.1-K(a) of the Buyer Disclosure Schedule after reasonable inquiry.

“Cash” means all cash, checks, money orders, restricted cash, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, cash security deposits and other cash collateral posted with vendors and other parties, and any evidence of indebtedness issued or guaranteed by the United States government.

“Cash Adjustment Amount” has the meaning given to it in Section 6.11.

“Claim” means any demand, claim, action, investigation, legal proceeding (whether at law or in equity) or arbitration.

“Claiming Party” has the meaning given to it in Section 10.6(a).

“Closing” means the closing of the transactions contemplated by this Agreement, as provided for in Section 2.3.

“Closing Date” means the date on which Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Consents” has the meaning given to it in Section 4.2(b).

“Compliance with ISRA” means receipt of a Remediation-In-Progress Waiver approval issued by the NJDEP (as such term is defined under ISRA), a Response Action Outcome issued by a Licensed Site Remediation Professional (“LSRP”) (as such terms are defined below), or any other written determination of the NJDEP or an LSRP that the requirements of ISRA have been satisfied with respect to the Project, the Real Property and the transactions contemplated by this Agreement.

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“Contract” means any written contract, lease, evidence of Indebtedness, mortgage, indenture, purchase order, security agreement or other legally binding arrangement but shall exclude Permits.

“Contracting Parties” has the meaning given to it in Section 10.3(b).

“Credit Agreement” means that certain Credit and Guaranty Agreement, dated as of August 10, 2015, among the Project Company and Bayonne Energy Center Urban Renewal, LLC, as borrowers, and the guarantors, lenders and other parties thereto, as amended by that (a) certain Omnibus Amendment, Waiver and Consent, dated as of February 10, 2016, and (b) certain Second Amendment and Consent, dated as of June 15, 2016 and as acceded to by Bayonne Energy Center Urban Renewal II, LLC in accordance with the terms of the Joinder Agreement, dated as of July 1, 2016, by and among the Project Company and Bayonne Energy Center Urban Renewal, LLC, as borrowers, Bayonne Energy Center Urban Renewal II, LLC, as the joining party and Crédit Agricole Corporate and Investment Bank as administrative agent.

“Data Site” means the virtual dataroom exchange hosted by Intralinks entitled “Project Monte”, hosted by MIC, excluding files not accessible to or permissioned for Buyer.

“Deductible Amount” has the meaning given to it in Section 10.2(c).

“Effective Date” means the earlier to occur of: (a) the Closing Date, and (b) September 30, 2018, provided, that if any of the FERC, NYPSC or HSR Act filings required to be made pursuant to Section 6.1(c) are delayed beyond the applicable deadline set forth in Section 6.1(c) because of Buyer’s failure to comply with its covenants in Section 6.1, the Effective Date shall be delayed one day for each day such filing(s) are delayed beyond the date such filing(s) were required to be so made.

“Effective Date Cash” means the aggregate book balance of Cash of Holdings I calculated on a consolidated basis as of 11:59 P.M. on the Business Day immediately prior to the Effective Date.

“Effective Date Debt Balance” means the aggregate outstanding principal amount of Indebtedness for borrowed money of Holdings I calculated on a consolidated basis as of 11:59 P.M. on the Business Day immediately prior to the Effective Date.

“Effective Date Net Working Capital” means the aggregate Net Working Capital of Holdings I as of the Effective Date (which amount shall be without duplication of any amount included in the Effective Date Cash and Effective Date Debt Balance) calculated on a consolidated basis as of 11:59 P.M. on the Business Day immediately prior to the Effective Date.

“Employee Benefit Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) and any employment, consulting, retirement, severance, termination or change in control agreements, deferred compensation, vacation, sick, stock option, stock purchase, stock appreciation rights, stock-based or other equity-based, incentive, bonus, supplemental retirement, profit-sharing, insurance, medical, welfare, fringe or other benefits or remuneration of any kind, whether or not in writing and whether or not funded.

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“Environmental Law” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“CERCLA”); the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq.; and all similar Laws of any Governmental Authority having jurisdiction over the physical Assets addressing pollution control or protection of the environment, including without limitation ISRA and the SRRA.

“Environmental Losses” has the meaning given to it in Section 10.5(b).

“EPC Contracts” means (i) Engineering, Procurement and Construction Contract for Bayonne Energy Center Project Expansion, dated September 2, 2016, between Project Company and DCO Energy, LLC (the “DCO Energy EPC Contract”), (ii) Construction Contract for BEC Pipeline System Expansion, dated June 1, 2016, between Northeast Remsco Construction, Inc. and the Project Company(the “Pipeline EPC Contract”), and (iii) Construction Contract for the Realty Improvements, dated September 2, 2016, between Bayonne Energy Center Urban Renewal II, LLC and the Project Company (the “PILOT EPC Contract”).

“Equity Interests” means capital stock, partnership or membership interests or units (whether general or limited), and any other similar interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity.

“Equity Securities” means (i) Equity Interests, (ii) subscriptions, calls, warrants, options or commitments of any kind or character entitling any Person to acquire, any Equity Interests and (iii) securities convertible into or exercisable or exchangeable for shares of Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Ethos AFE” means that certain Authorized Request for Authorization of Expenditure No. 18-06, requested June 5, 2018 and approved June 11, 2018, Expenditure Title “SCR / CEMS upgrades for BEC 1” (including materials attached thereto relating to contractors “Universal Analyzers Inc.” and Bremco, Inc.).

“Evaluation Materials” means “Confidential Information” as such term is defined in the Non-Disclosure Agreement.

“Expansion Project” means the two 66 megawatt nameplate capacity electrical generating units (and all related auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, electrical interconnection, metering facilities and all other improvements and assets and rights related to such generating units and related assets that are in each case owned or leased by the Project Company) comprising a portion of the Project.

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“FERC” means the Federal Energy Regulatory Commission or its successor Governmental Authority.

“FPA” means the Federal Power Act, as amended, and the implementing regulations of FERC thereunder.

“Final Adjustment” has the meaning given to it in Section 2.6(c).

“Financial Statements” has the meaning given to it in Section 4.7.

“Financing” has the meaning given to it in Section 6.19.

“Financing Source” means any Person providing the Financing, including any arranger, agent, depositary, custodian, lender, note purchaser or other similar Person.

“Fundamental Representations” has the meaning given to it in Section 10.2(a).

“GAAP” means generally accepted accounting principles of the United States of America, as in effect from time to time.

“Governmental Authority” means any court, tribunal, arbitrator, commission, official or other instrumentality of the United States or any state, county, city or other political subdivision and any governmental or quasi-governmental body including NERC, NYPSC, NYISO and the NJDEP.

“Hazardous Material” means each substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law and any petroleum or petroleum products.

“Holdings” has the meaning given to it in the recitals to this Agreement.

“Holdings I” has the meaning given to it in the recitals to this Agreement.

“Holdings II” has the meaning given to it in the recitals to this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“IMTT Agreements” has the meaning given to it in Section 6.15(c).

“IMTT Real Estate Instruments” has the meaning given to it in Section 6.15(b).

“IMTT Person” means (i) for all purposes other than in Section 10.5(b), IMTT-BX LLC, a Delaware limited liability company, IMTT-BC LLC, a Delaware limited liability company and Bayonne Industries, Inc., a New Jersey corporation, and (ii) for Section 10.5(b), IMTT-Bayonne LLC, a Delaware limited liability company and the Persons set forth in the foregoing clause (i) and any successor and assign of each such Persons that are Affiliates of Seller.

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“Indebtedness” means any of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other liabilities arising in the ordinary course of business; (d) any obligations as lessee under capitalized leases; (e) any obligations under letters of credit or similar facilities; and (f) any guaranty of any of the foregoing. Any of the foregoing under clauses (c) (and (f) as applicable to the extent relating to clause (c)) are referred to collectively as “Specified Indebtedness”.

“Indemnified Parties” has the meaning given to it in Section 10.1(b).

“Indemnifying Party” means a Person required to indemnify a Seller Indemnified Party or a Buyer Indemnified Party, as the case may be, pursuant to the terms of this Agreement.

“Independent Accountants” has the meaning given to it in Section 2.6(b).

“Initial Ownership Date” means April 1, 2015.

“Intellectual Property” means the following intellectual property rights, both statutory and common law rights, if applicable: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress, and registrations and applications for registrations thereof, or (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents, and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom.

“Interim Period” has the meaning given to it in Section 6.1.

“Intermediate Company” means Zone J Tolling Co., LLC, a Delaware limited liability company.

“ISRA” means the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq., and the regulations promulgated thereunder, N.J.A.C. 7:26B-1.1 et seq.

“ISRA Compliance Costs” means all costs and expenses incurred in connection with achieving Compliance with ISRA, including costs and expenses related to the performance of investigatory or remedial actions, expenses for the handling, storage, treatment, management, transportation and disposal of Hazardous Materials, expenses for the procurement, rental, transportation, installation, operation or maintenance of equipment, costs and expenses to comply with applicable public notification requirements, expenses to obtain and comply with permits, contractors’, consultants’ (including any LSRP’s) and attorneys’ fees and disbursements, governmental filing fees and oversight charges, and remediation funding source and financial assurance fees, costs and surcharges.

“Laws” means all applicable laws, statutes, rules, regulations, ordinances, orders, decrees, court decisions, and other pronouncements having the effect of law, of any Governmental Authority.

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“LGIA” means that certain Service Agreement No. 1668, Second Amended and Restated Large Generator Interconnection Agreement, by and among NYISO, Consolidated Edison Company of New York, Inc., and the Project Company, dated as of February 22, 2018.

“Licensed Site Remediation Professional” or “LSRP” shall have the same meaning given to such terms under the SRRA.

“Liability” means any and all Indebtedness, liability or obligation, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Lien” means any mortgage, pledge, deed of trust, assessment, security interest, charge, lien, option, purchase right or other similar encumbrance. For clarity, licenses of Intellectual Property shall not constitute Liens.

“Loss” means, subject to Section 10.5(c), any and all judgments, losses, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, costs, charges, obligations, fees, interest, losses and expenses (including court costs and reasonable fees of attorneys), whether involving Claims solely between the Parties or by a third party against a Party.

“Material Adverse Effect” means any effect, change, event, circumstance, occurrence, state of facts or development, individually or when aggregated with other changes, events, circumstances, occurrences, states of facts or developments, that has, or would reasonably be likely to have, a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Acquired Companies, taken as a whole; provided, however, that the following shall not be considered when determining whether a Material Adverse Effect has occurred: any change, event, effect or occurrence (or changes, events, effects or occurrences taken together) resulting from (a) any change generally affecting the international, national, regional or local electric generating, transmission or distribution industry; (b) any change generally affecting the international, national, regional or local wholesale or retail markets for electric power; (c) any change in markets for commodities or supplies, including electric power, natural gas or fuel and water; (d) any change in market design and pricing; (e) any change in general regulatory or political conditions, including any engagements of hostilities, acts of war or terrorist activities or changes imposed by a Governmental Authority associated with additional security; (f) any change in any Laws (including Environmental Laws) or industry standards; (g) any change in the financial condition or results of operation of Buyer or its Affiliates; (h) any change in the financial, banking, securities or currency markets (including the inability to finance the acquisition or any increased costs for financing or suspension of trading in, or limitation on prices for, securities on any domestic or international securities exchange), and any change in general national, regional or local economic or financial conditions or any failure or bankruptcy (or any similar event) of any financial services or banking institution or insurance company; (i) any actions to be taken pursuant to or in accordance with this Agreement; (j) the announcement or pendency of the transactions contemplated hereby; (k) any labor strike, request for representation, organizing campaign, work stoppage, slowdown, or lockout or other labor dispute; (l) acts of war, sabotage or terrorism or natural disasters (including hurricanes, tornadoes, floods, earthquakes and weather-related events) involving any jurisdiction in which the Acquired Companies operate; or (m) any new power plant entrants, including their effect on pricing or transmission; provided, that any Loss, Claim, occurrence, change or effect that is cured reasonably satisfactory to Buyer prior to the Closing Date shall not be considered a Material Adverse Effect; provided however, that any effect, change, occurrence, development, event or circumstance referred to in any of clauses (a) through (f), clause (h) or clauses (k) through (m) above shall be taken into account in determining whether a Material Adverse Effect has occurred, or would reasonably be expected to occur, to the extent that such effect, change, event, circumstance, occurrence, state of facts or development has or would reasonably be expected to have a materially disproportionate effect on the Acquired Companies, taken as a whole, as compared to other gas-fired electric generators in the same region; provided, further, that any effect, change, occurrence, development, event or circumstance from a natural disasters in clause (l) shall be taken into account in determining whether a Material Adverse Effect has occurred, or would reasonably be expected to occur, to the extent such effect, change, occurrence, development, event or circumstance results in a casualty loss.

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“Material Contracts” has the meaning given to it in Section 4.11(a).

“MSI Affiliate” means, any other Person that directly or indirectly through one or more intermediaries, is controlled by Morgan Stanley Infrastructure, Inc., a Delaware corporation; provided that, for the purposes of this definition, “control” (including, with correlative meaning, the term “controlled by”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“NERC” means the North American Electric Reliability Corporation, and any successor reliability entity.

“NJDEP” means the New Jersey Department of Environmental Protection, its divisions, bureaus and subdivisions.

“Net Working Capital” means (without duplication), with respect to Holdings I, the amount (expressed as a positive or negative number) calculated on a consolidated basis in accordance with the formula and methodology described on, and used in the preparation of, Section 1.1-N of the Seller Disclosure Schedule.

“Non-Disclosure Agreement” means that certain non-disclosure agreement between MIC Ohana Corporation and Morgan Stanley Infrastructure Inc., effective as of February 15, 2018, as amended from time to time.

“Nonparty Affiliates” has the meaning given to it in Section 10.3(b).

“Non-reimbursable Damages” has the meaning given to it in Section 10.5.

“NYISO” means the New York Independent System Operator, Inc., and any successor FERC-approved regional transmission organization.

“NYPSC” means the State of New York Public Service Commission.

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“O&M Agreement” means that certain Operating and Maintenance Agreement, dated June 15, 2010, between EthosEnergy Power Plant Services, LLC (f/k/a Wood Group Power Operations, Inc.) (“EthosEnergy”) and Project Company, as amended by (a) that certain Amendment to Operating and Maintenance Agreement, dated April 25, 2012, (b) that certain Second Amendment to Operating and Maintenance Agreement, dated November 10, 2015, and (c) that certain Third Amendment to Operating and Maintenance Agreement, dated September 2, 2016.

“Organizational Documents” means, with respect to any Person, the articles or certificate of incorporation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, or such other organizational documents of such Person, and any amendments to any of the foregoing.

“Outside Date” has the meaning given to it in Section 9.1(d).

“Parties” means, collectively, Buyer and Seller.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended.

“Permits” means all material licenses, permits, certificates of authority, authorizations, approvals, registrations, franchises and similar consents and orders issued or granted by a Governmental Authority.

“Permitted Lien” means (a) any Lien for Taxes not yet due or delinquent or being contested in good faith by appropriate proceedings and for which adequate reserves are maintained to the extent required by GAAP; (b)  any Lien reflected in any of the Financial Statements securing Indebtedness for borrowed money; (c) purchase money Liens arising in the ordinary course of business not to exceed $200,000 in the aggregate; (d) all matters that are disclosed on any survey or in the title policies insuring the Real Property identified on Schedule 1.1-PL as well as all matters disclosed in any title commitments obtained by Buyer as of the date hereof; (e) imperfections or irregularities of title and other Liens that would not, in the aggregate, reasonably be expected to materially impair the use or value of the Project consistent with past practice; (f) zoning, planning, and other similar limitations and restrictions, and all rights of any Governmental Authority to regulate the Real Property, and all other Liens arising by operation of Law; (g) mechanics’, carriers’, workers’, repairers’ and other similar Liens arising or incurred in the ordinary course of business; (h) the terms and conditions of the Material Contracts and the Permits listed in the Seller Disclosure Schedule to the extent constituting “Liens”; (i) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security Laws; (j) any Lien that will no longer be binding on the Acquired Companies or their respective Assets after the Closing; and (k) the matters and Liens identified on Section 1.1-PL of the Seller Disclosure Schedule.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Pre-Closing Taxable Period” means a taxable period ending on or before the Closing Date.

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“Pre-Effective Date Taxable Period” has the meaning given to it in Section 6.7(b).

“Pre-Effective Date Tax Return” has the meaning given to it in Section 6.7(b).

“Project” means the 644 megawatt nameplate capacity electrical generating station known as “Bayonne Energy Center” located in Bayonne, New Jersey, all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, electrical interconnection, metering facilities and all other improvements and assets and rights related to the Project that are owned or leased by the Project Company, which, for the avoidance of doubt, includes the Expansion Project.

“Project Company” means Bayonne Energy Center, LLC, a Delaware limited liability company.

“Project Company Subsidiaries” means, collectively, Bayonne Energy Center Urban Renewal, LLC (a New Jersey limited liability company) and Bayonne Energy Center Urban Renewal II, LLC (a New Jersey limited liability company), and each a “Project Company Subsidiary”.

“PUHCA 2005” means the Public Utility Holding Company Act of 2005 and the implementing regulations of FERC thereunder.

“Purchase Price” has the meaning given to it in Section 2.2.

“Purchase Price Allocation Schedule” has the meaning given to it in Section 2.7(a).

“Purchased Equity Interests” means all of the Equity Interests in Holdings I.

“Real Property” means the real property on which the Project is located, including easements and rights-of-way appertaining thereto.

“Representatives” means, as to any Person, its officers, directors, members, managers, partners and employees.

“Responding Party” has the meaning given to it in Section 10.6(a).

“Response Action Outcome” or “RAO” shall have the same meaning given to such terms under the SRRA.

“Reverse Termination Fee” shall mean Sixty Five Million Six Hundred Fifty Thousand and 00/100 Dollars ($65,650,000).

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“Sanctions” means economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce; (b) the United Nations Security Council; (c) the European Union or any of its member states; (d) Her Majesty’s Treasury; or (e) any other relevant authority.

“SCR Indemnification Agreement” means Indemnity and Reimbursement Agreement, dated as of the date hereof, between Seller and Buyer.

“SCR Supply and Services Agreement” means the Equipment Supply and Services Agreement for Catalyst Systems Bayonne Energy Center Project, dated as of June 8, 2018, between Peerless Mfg. Co. and the Project Company.

“Seller” has the meaning given to it in the introduction to this Agreement.

“Seller Approvals” has the meaning given to it in Section 3.3(c).

“Seller Disclosure Schedule” means the Seller Disclosure Schedule delivered to Buyer concurrently with the execution and delivery hereof.

“Seller Guarantor” means Macquarie Infrastructure Corporation, a Delaware Corporation.

“Seller Guaranty” has the meaning given to it in Section 2.4(b).

“Seller Indemnified Parties” has the meaning given to it in Section 10.1(b).

“Seller Straddle Tax Return” has the meaning given to it in Section 6.7(a)

“Seller Taxes” means: any and all Taxes (a) imposed on or with respect to the Acquired Companies or their Subsidiaries or for which the Acquired Companies or their Subsidiaries may otherwise be liable, in each case, with respect to any Pre-Effective Date Taxable Period, or attributable to the portion of any Straddle Taxable Period ending before and excluding the Effective Date (determined in accordance with Section 6.7(c)), (b) imposed on or asserted against Buyer and arising out of the failure of either Party to comply with the requirements and provisions of any bulk sales, transfer or assignment or similar Laws (including any transferee or successor provisions of Law) of any jurisdiction with respect to the sale of the Purchased Equity Interests pursuant to this Agreement, or (c) that are Transfer Taxes for which Seller is responsible pursuant to Section 6.5, but only to the extent not otherwise paid pursuant to Section 6.5; provided, that, in each case, no such Tax will constitute a Seller Tax to the extent such Tax was included as a reduction in the calculation of the purchase price.

“Seller’s Knowledge” means the actual knowledge (and not imputed or constructive knowledge) of the individuals listed on Section 1.1-K(b) of the Seller Disclosure Schedule after reasonable inquiry.

“Siemens Settlement Agreement” means the Settlement Agreement, dated as of June 29, 2018, between the Project Company and Siemens Energy Inc.

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“Siemens Supply Agreement” means the Equipment Supply Contract, dated December 31, 2015, between the Project Company (as assignee of MIC Bayonne Holdings, LLC) and Siemens Energy Inc., as amended by that certain first amendment, dated September 2, 2016.

“SRRA” means the Site Remediation Reform Act, N.J.S.A. 58:10C-1 et seq., and the regulations promulgated thereunder.

“Straddle Taxable Period” has the meaning given to it in Section 6.7(b).

“Target Debt Balance” means Two Hundred Forty Three Million Five Hundred Thousand and 00/100 Dollars ($243,500,000.00).

“Target Working Capital” means Fifteen Million Thirty Four Thousand and 00/100 Dollars ($15,034,000.00), subject to decrease as set forth in Section 1.1-N of the Seller Disclosure Schedule.

“Tax” or “Taxes” means (i) any federal, state, local or foreign income, ad valorem, sales and use, employment, social security, public utility, disability, occupation, property, severance, value added, transfer, capital stock, excise, estimated, withholding, escheat, unclaimed property, abandonment, premium, occupation or other taxes, levies or other like assessments, customs, duties, imposts, charges, surcharges or fees of any kind whatsoever imposed by or on behalf of any Governmental Authority, including any interest, penalty or addition thereto, whether disputed or not; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other group or being or having been included or required to be included in any Tax Return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person or pursuant to any contract that predominantly relates to Taxes (in each case, regardless of whether such amount is shown as due and owing on any Tax Return).

“Tax Return” means any returns (including estimated returns and amended returns), declarations, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) relating to the determination, assessment or collection of any Taxes, including any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Proceeding” has the meaning given to it in Section 6.7(d).

“TETCO IA” means that certain Reimbursement, Construction, Ownership and Operation Agreement, by and between Texas Eastern Transmission, LP and the Project Company, dated as of February 10, 2016.

“Tolling Agreements” means the Contracts set forth in Section 1.1T of the Seller Disclosure Schedule.

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“Transfer Taxes” means all transfer, sales, use, goods and services, value added, documentary, stamp duty, excise, and conveyance Taxes and other similar Taxes, duties, fees or charges; provided, however, that Transfer Taxes shall not include any penalties, fees or interest imposed due to the untimely payment of any Transfer Taxes or untimely filing of any Tax Return required to be filed with respect to any Transfer Taxes.

“Unaudited Financial Statements” has the meaning given to it in Section 4.7.

Section 1.2           Rules of Construction.

(a)          All article, section, subsection, schedule and exhibit references used in this Agreement are to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified. The exhibits and schedules attached to this Agreement constitute a part of this Agreement and are incorporated in this Agreement for all purposes.

(b)          If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Unless the context of this Agreement clearly requires otherwise (i) words importing the masculine gender shall include the feminine and neutral genders and vice versa and (ii) words in the singular shall be held to include the plural and vice versa. The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear. Any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder. Currency amounts referenced in this Agreement are in U.S. Dollars.

(c)          Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(d)          Each Party acknowledges that it and its attorneys have been given an equal opportunity to negotiate the terms and conditions of this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party or any similar rule operating against the drafter of an agreement shall not be applicable to the construction or interpretation of this Agreement.

(e)          All accounting terms used herein and not expressly defined herein shall have the respective meanings given such terms under GAAP.

Article II.
PURCHASE AND SALE AND CLOSING

Section 2.1           Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of the Purchased Equity Interests.

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Section 2.2           Purchase Price. The aggregate purchase price (the “Purchase Price”) for the purchase and sale of the Purchased Equity Interests is equal to the sum of (1) Six Hundred Fifty Six Million Five Hundred Thousand and 00/100 Dollars ($656,500,000) (the “Base Purchase Price”), (2) (A) minus, if the amount of the Effective Date Debt Balance is greater than the Target Debt Balance, the amount of such difference, or (B) plus, if the amount of the Effective Date Debt Balance is less than the Target Debt Balance, the amount of such difference, plus (3) the Effective Date Cash, (4) (A) plus, if the amount of the Effective Date Net Working Capital is greater than the Target Working Capital, the amount of such difference, or (B) minus, if the amount of the Effective Date Net Working Capital is less than the Target Working Capital, the amount of such difference, and minus, (5) the aggregate of the Cash Adjustment Amount. Seller shall deliver in writing to Buyer at least 3 Business Days prior to the Closing Date its good faith calculation and estimate (the “Adjustment Estimate”) of the adjustments set forth in clauses (2), (3), (4) and (5) above, together with reasonable supporting documentation.

Section 2.3           Closing. The Closing shall take place virtually or at the offices of White & Case LLP, 1221 Avenue of the Americas, New York, NY at 10:00 A.M. local time, on the fifth Business Day after the conditions to Closing set forth in Articles VII and VIII (other than actions to be taken or items to be delivered at Closing as set forth herein) have been satisfied or expressly waived or such other date and at such other time and place as Buyer and Seller mutually agree in writing. All actions listed in Section 2.4 or Section 2.5 that occur on the Closing Date shall be deemed to occur simultaneously at the Closing.

Section 2.4           Closing Deliveries by Seller to Buyer. At the Closing, Seller shall deliver, or shall cause to be delivered, to Buyer:

(a)          an executed counterpart by Seller of an assignment of the Purchased Equity Interests owned by Seller in substantially the form attached hereto as Exhibit A (the "Assignment Agreement");

(b)          an executed counterpart by Seller Guarantor of the guaranty in substantially the form attached hereto as Exhibit B (the “Seller Guaranty”);

(c)          an executed counterpart by Seller of each Ancillary Agreement to which Seller is a party;

(d)          a certification of non-foreign status described in Treasury Regulation Section 1.1445-2(b)(2) with respect to Seller;

(e)          executed counterparts by Seller and each applicable Affiliate of the Affiliate Release Instrument;

(f)          evidence, reasonably satisfactory to Buyer, of pay-off and discharge of all Liabilities under the Commercial Insurance Premium Finance and Security Agreement, Quote Number 1568194.1, among the Project Company, Macquarie Infrastructure Corp. and BankDirect Capital Finance and release of any Liens relating thereto;

(g)          a true, complete and correct copy of the Data Site on one or more USB flash drives; and

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(h)          all other instruments, agreements, certificates and documents required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement.

Section 2.5           Closing Deliveries by Buyer to Seller. At the Closing, Buyer shall pay or deliver, or cause to be paid or delivered, as applicable, the following:

(a)          an amount equal to the Purchase Price by wire transfer of immediately available funds (to such account or accounts as Seller shall have notified Buyer of at least 2 Business Days prior to the Closing Date);

(b)          an executed counterpart by Buyer of the Assignment Agreement;

(c)          an executed counterpart by Buyer of each Ancillary Agreement to which Buyer is a party; and

(d)          all other instruments, agreements, certificates and documents required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement.

Section 2.6           Post-Closing Adjustment.

(a)          After the Closing Date, Seller and Buyer shall cooperate and provide each other access to their respective books, records and employees as are reasonably requested in connection with the matters addressed in this Section 2.6. Within 90 days after the Closing Date, Buyer shall determine the Effective Date Debt Balance, the Effective Date Net Working Capital, the Effective Date Cash and the Cash Adjustment Amount and shall provide Seller with written notice of such determination, along with reasonable supporting information and calculations (the “Buyer’s Determination”).

(b)          If Seller objects to Buyer’s Determination, then Seller shall provide Buyer written notice thereof within 30 days after receiving Buyer’s Determination. Seller and Buyer shall be deemed to have agreed upon all items and amounts that are not disputed by Seller in such written notice. If the Parties are unable to agree on the Effective Date Debt Balance, the Effective Date Net Working Capital, the Effective Date Cash and the Cash Adjustment Amount, within 120 days after the Closing Date, the Parties shall refer such dispute to a nationally recognized independent public accounting firm reasonably acceptable to the parties (the “Independent Accountants”), which firm shall make a final and binding determination, absent manifest error, as to only those matters in dispute with respect to this Section 2.6(b) on a timely basis and promptly shall notify the Parties in writing of its resolution. The Independent Accountants shall not have the power to modify or amend any term or provision of this Agreement or modify previously agreed to items among the Parties. The fees, expenses and costs of the Independent Accountants in connection with such review and report shall be borne by Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount not awarded to such Party bears to the amount actually contested by such Party. If Seller does not object to Buyer’s Determination within the time period and in the manner set forth in the first sentence of this Section 2.6(b) or if Seller accepts Buyer’s Determination, then the Effective Date Debt Balance, the Effective Date Net Working Capital, the Effective Date Cash and the Cash Adjustment Amount, as set forth in Buyer’s Determination, shall become final and binding upon the Parties for all purposes hereunder.

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(c)          If the net effect of the Effective Date Debt Balance, the Effective Date Net Working Capital, the Effective Date Cash and the Cash Adjustment Amount (as agreed between the Parties or as determined by the Independent Accountants or otherwise) (the “Final Adjustment”) would result in a net positive adjustment to the Base Purchase Price relative to that set forth in the Adjustment Estimate, then Buyer shall pay Seller, within 5 Business Days after all amounts are agreed or determined pursuant to Section 2.6(b), by wire transfer of immediately available funds to an account designated by Seller, the difference between the Final Adjustment and the Adjustment Estimate and if the net effect of the Final Adjustment would result in a net negative adjustment to the Base Purchase Price relative to that set forth in the Adjustment Estimate, then Seller shall pay Buyer, within 5 Business Days after all amounts are agreed or determined pursuant to Section 2.6(b), by wire transfer of immediately available funds to an account designated by Buyer, the difference between the Final Adjustment and the Adjustment Estimate.

Section 2.7           Allocation of Purchase Price.

(a)          Within ninety (90) days after the determination of the Final Adjustment, Buyer shall provide to Seller a schedule setting forth a proposal for an allocation of the Purchase Price (plus any assumed liabilities, to the extent properly taken into account under the Code) among the assets of the Acquired Companies or the Equity Interests of the Acquired Companies (as applicable) (the allocation described in this clause (a), the “Purchase Price Allocation Schedule”). Within fifteen (15) Business Days after its receipt of Buyer’s proposed Purchase Price Allocation Schedule, Seller shall propose to Buyer any changes thereto or otherwise shall be deemed to have agreed thereto. If Seller proposes changes to Buyer’s proposed Purchase Price Allocation Schedule within the fifteen (15) Business Day period described above, Buyer and Seller shall cooperate in good faith to mutually agree upon a revised Purchase Price Allocation Schedule as soon as practicable, in accordance with Section 1060 of the Code and the Treasury Regulations thereunder.

(b)          Each of Buyer and Seller agrees and acknowledges that each shall (and shall cause its Affiliates to) report the transactions contemplated by this Agreement to the applicable Taxing Authorities (including filing IRS Form 8594) in a manner consistent with the Purchase Price Allocation Schedule mutually agreed upon pursuant to Section 2.7(a) or as determined pursuant to Section 2.7(c) and that neither Seller nor Buyer shall, absent mutual written agreement, challenge or dispute the allocations set forth in the agreed upon Purchase Price Allocation Schedule. The Purchase Price Allocation Schedule shall be revised to take into account subsequent adjustments to the Purchase Price, including any indemnification payments (which shall be treated for Tax purposes as adjustments to the Purchase Price), as mutually agreed upon by the Parties and in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder.

(c)          If the Parties are unable to agree on the Purchase Price Allocation Schedule pursuant to Section 2.7(a) or any subsequent adjustment to the Purchase Price Allocation Schedule pursuant to Section 2.7(b), the Parties shall refer such dispute to the Independent Accountants, which firm shall make a final and binding determination as to all matters in dispute with respect to this Section 2.7 (and only such matters) on a timely basis and promptly shall notify the Parties in writing of its resolution. The Independent Accountants shall not have the power to modify or amend any term or provision of this Agreement. Each Party shall bear and pay one-half of the fees and other costs charged by the Independent Accountants pursuant to this Section 2.7(c).

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Section 2.8           Withholding. Buyer will be entitled to deduct and withhold from the amounts otherwise payable by it pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law, and to collect any necessary Tax forms, including IRS Forms W-8 or W-9, as applicable, or any similar information, from Seller and any other recipients of payments hereunder; provided, that Buyer shall provide Seller with reasonable notice of any proposed withholding prior to making such withholding and shall consult in good faith with Seller to reduce or eliminate the amount of such withholding. In the event that any amount is so deducted and withheld and timely paid over to the applicable Taxing Authority, such amount will be treated for all purposes of this Agreement as having been paid to the Person to whom the payment from which such amount was withheld was made.

Article III.
REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Except as set forth in the Seller Disclosure Schedule, Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date:

Section 3.1           Organization. Seller is a limited liability company duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation. Seller is duly qualified or licensed to do business in each other jurisdiction where the actions to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a material adverse effect on its ability to perform such actions under this Agreement or the Ancillary Agreements to which it is party.

Section 3.2           Authority; Enforceability. Seller has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is or will be a party, and the performance by it of its obligations hereunder and thereunder, have been duly and validly authorized by all necessary action. This Agreement and each Ancillary Agreement to which Seller is or will be a party has been (or will be as applicable) duly and validly executed and delivered by it and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles.

Section 3.3           No Conflicts; Consents and Approvals. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is or will be a party do not, and the performance by Seller of its obligations under this Agreement and the Ancillary Agreements to which it is a party will not:

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(a)          conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of Seller;

(b)          assuming all of the Company Consents and Seller Approvals have been obtained, conflict with or result in a violation or breach of or default (or give rise to any right of termination, cancellation or acceleration) under any material Contract to which Seller is a party, except for any such violations or defaults (or rights of termination, cancellation or acceleration) which would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect or a material adverse effect on Seller’s ability to perform its obligations hereunder; and

(c)          assuming all required filings, waivers, approvals, consents, authorizations and notices set forth on Section 3.3(c) of the Seller Disclosure Schedule (collectively, the “Seller Approvals”) and Company Consents and other notifications provided in the ordinary course of business have been made, obtained or given, (i) conflict with, violate or breach any term or provision of any Law applicable to Seller, except as would not reasonably be expected to result in a Material Adverse Effect or material adverse effect on Seller’s ability to perform its obligations hereunder or (ii) require any consent or approval of any Governmental Authority, or notice to, or declaration, filing or registration with, any Governmental Authority, under any applicable Law, other than such consents, approvals, notices, declarations, filings or registrations that may be made or obtained after the Closing Date or which, if not made or obtained, would not reasonably be expected to result in a Material Adverse Effect or a material adverse effect on Seller’s ability to perform its obligations hereunder.

Section 3.4           Legal Proceedings. There is no action, suit or proceeding pending by or before any Governmental Authority, and to Seller’s Knowledge, none is threatened, against Seller which would reasonably be expected to make illegal or enjoin the transactions contemplated by this Agreement, or would reasonably be expected to have a material adverse effect on Seller’s ability to perform its obligations hereunder. Seller is not subject to any judgment, decree, injunction, rule or order of any Governmental Authority that prohibits the consummation of the transactions contemplated by this Agreement or could reasonably be expect to result in a material adverse effect on Seller’s ability to perform its obligations hereunder.

Section 3.5           Brokers. Neither Seller nor any of its Affiliates has any Liability to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer or any Acquired Company would become liable or obligated.

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Article IV.
REPRESENTATIONS AND WARRANTIES REGARDING
THE ACQUIRED COMPANIES

Except as set forth in the Seller Disclosure Schedule, Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date:

Section 4.1           Organization. Each of the Acquired Companies is duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation, and has all requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its Assets. Each of the Acquired Companies is duly qualified or licensed to do business in each other jurisdiction where the actions to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Effect.

Section 4.2           No Conflicts; Consents and Approvals. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is a party do not, the performance by Seller of its obligations hereunder and thereunder do not, and the consummation of the transactions contemplated hereby and thereby will not:

(a)          conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Organizational Documents of any Acquired Company;

(b)          assuming all of the consents set forth on Section 4.2 of the Seller Disclosure Schedule (the “Company Consents”) have been obtained, conflict with or result in a violation of, breach of or default (or give rise to any right of termination, cancellation or acceleration) under any Material Contract or any material Permit;

(c)          assuming the Seller Approvals and the Company Consents have been made, obtained or given, (i) conflict with or result in a violation or breach of any material term or material provision of any Law applicable to any of the Acquired Companies or any of their material Assets or (ii) require the consent or approval of any Governmental Authority, or any material notice to, or declaration, filing or registration with, any Governmental Authority, under any applicable Law; or

(d)          result in the imposition or creation of any Lien on any Asset owned by the Acquired Companies, other than Permitted Liens and any Liens that may be created by or on behalf of Buyer.

Section 4.3           Capitalization.

(a)          Section 4.3(a) of the Seller Disclosure Schedule sets forth (i) the ownership structure of the Acquired Companies, (ii) the beneficial and record owners of all the Equity Interests in each Acquired Company, and (iii) the percentage interest held by each such beneficial and record owner in each Acquired Company.

(b)          Seller is the direct owner, holder of record, and beneficial owner of the Purchased Equity Interests free and clear of all Liens, other than those arising pursuant to applicable securities Laws or as set forth in the Organizational Documents, and none of the Purchased Equity Interests is subject to any voting trust, member or partnership agreement or voting agreement with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Purchased Equity Interests other than the Organizational Documents of such Acquired Company or as set forth on Section 4.3(b) of the Seller Disclosure Schedule.

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(c)          The Equity Interests of each Acquired Company are duly authorized, validly issued, fully paid and nonassessable and constitute all of the outstanding Equity Interests of such Acquired Company. Except as set forth on Section 4.3(c) of the Seller Disclosure Schedule, there is no agreement or option, or any right or privilege capable of becoming an agreement or option, for the purchase, subscription, allotment or issue of any unissued interests, units or other securities (including convertible securities, warrants or convertible obligations of any nature) of any Acquired Company.

(d)          There are no options, warrants, rights, convertible or exchangeable securities, “phantom” equity rights, appreciation rights, performance units, commitments, Contracts, arrangements or undertakings of any kind to which Seller or any Acquired Company is a party or by which it is bound (i) obligating Seller or any Acquired Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional Equity Interests in, or any security convertible into or exercisable for or exchangeable into any Equity Interest in, any Acquired Company or (ii) obligating Seller or any Acquired Company to issue, grant or enter into any such option, warrant, right, security, commitment, Contract, arrangement or undertaking. There are no outstanding contractual obligations of Seller or any Acquired Company to repurchase, redeem or otherwise acquire any Equity Interests of any Acquired Company. Except for this Agreement and as set forth on Schedule 4.3(b), neither Seller nor any Acquired Company is a party to any voting trust, member or partnership agreement or voting agreement with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting of any Equity Interests of the Acquired Companies.

Section 4.4           Subsidiaries. Except as set forth on Section 4.3(a) of the Seller Disclosure Schedule, no Acquired Company has any direct or indirect subsidiaries and no Acquired Company owns, directly or indirectly, Equity Securities in any other Person.

Section 4.5           Legal Proceedings. Except as set forth on Section 4.5 of the Seller Disclosure Schedule or with respect to Tax matters (which are exclusively addressed in Section 4.9), Permits matters (which are exclusively addressed in Section 4.13) or environmental matters (which are exclusively addressed in Section 4.14), there is no action, suit or proceeding pending, or to Seller’s Knowledge, threatened, by or before any Governmental Authority against any Acquired Company which (a) would reasonably be expected to make illegal or enjoin any of the transactions contemplated by this Agreement, or (b) is material to the Acquired Companies or the Assets of the Acquired Companies.

Section 4.6           Compliance with Laws and Orders. Except as set forth on Section 4.6 of the Seller Disclosure Schedule or with respect to Tax matters (which are exclusively addressed in Section 4.9) or environmental matters (which are exclusively addressed in Section 4.14) or as would not reasonably be expected to result in a Material Adverse Effect, the Acquired Companies are, and have been since the Initial Ownership Date, in compliance with all Laws and orders applicable to them.

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Section 4.7           Financial Statements. Seller has previously delivered to Buyer the audited consolidated balance sheet, income statement and statement of cash flows of Holdings as of December 31, 2017 and for the twelve (12) months then ended (the “Audited Financial Statements”) and the unaudited consolidated balance sheet, income statement and statement of cash flows of Holdings as of as of March 31, 2018 and for the three (3) months then ended (the “Unaudited Financial Statements”, and together with the Audited Financial Statements, the “Financial Statements”). Except as set forth on Section 4.7 of the Seller Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP and fairly present the financial condition of Holdings on a consolidated basis for the dates and periods presented; provided, however, that the Unaudited Financial Statements do not include all footnotes and disclosures required by GAAP and may be subject to normal, reoccurring year-end adjustments.

Section 4.8           Absence of Certain Changes; Absence of Undisclosed Liabilities. Except as set forth on Section 4.8 of the Seller Disclosure Schedule, since the Balance Sheet Date, (a) each of the Acquired Companies has operated and maintained in all material respects in the ordinary course of business and (b) there has not been any Material Adverse Effect. As of the date hereof, Seller has provided the ACO to the lenders under the Credit Agreement and neither the agents nor lenders have notified Seller or any Acquired Company of any determination that the facts, circumstances, events and conditions described in the ACO, the execution and delivery of the ACO or performance under the ACO constitute a Material Adverse Effect (as defined in the Credit Agreement). The Acquired Companies have no liabilities or obligations, whether absolute, accrued or contingent, that would be required to be reflected or reserved on a balance sheet prepared in accordance with GAAP or notes thereto, except for those (i) reflected or reserved on the Financial Statements or notes thereof, (ii) incurred in the ordinary course of business since the Balance Sheet Date, (iii) disclosed on Section 4.8 of the Seller Disclosure Schedule, or (iv) that do not exceed $500,000 individually or $1,000,000 in the aggregate.

Section 4.9           Taxes. Except as set forth on Section 4.9 of the Seller Disclosure Schedule:

(a)          (i) Since the Initial Ownership Date, all income and other material Tax Returns that are required to be filed by the Acquired Companies have been duly and timely filed, taking into account all permitted extensions, (ii) all such Tax Returns are true, correct and complete in all material respects, (iii) all income and other material Taxes of the Acquired Companies due and payable since the Initial Ownership Date have been duly and timely paid in full, except for amounts that are being contested in good faith and are included on Section 4.9 of the Seller Disclosure Schedule, (iv) none of the Acquired Companies has in force any waiver of any statute of limitations in respect of any material Taxes incurred since the Initial Ownership Date or any extension of time with respect to a material Tax assessment or deficiency relating to Taxes incurred since the Initial Ownership Date, (v) there are no pending or active audits or legal proceedings involving material Tax matters relating to taxable periods beginning after the Initial Ownership Date or, to Seller’s Knowledge, threatened audits or proposed deficiencies or other Claims for material unpaid Taxes of the Acquired Companies incurred since the Initial Ownership Date, (vi) there are no Liens for Taxes incurred since the Initial Ownership Date (other than Permitted Liens) on any of the Assets of any of the Acquired Companies, (vii) except as may exist in any Material Contract entered into after the Initial Ownership Date in the ordinary course of business and that does not have Taxes as a primary purpose, no Acquired Company is liable for the material Taxes of any other Person incurred since the Initial Ownership Date, and (viii) none of the Acquired Companies is a party to, bound by or has any obligation under any Tax indemnity, allocation, sharing, or similar agreement or arrangement entered into after the Initial Ownership date.

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(b)          Since the Initial Ownership Date, each of the Acquired Companies has timely withheld and paid all material Taxes required to have been withheld and paid in compliance with all applicable Laws and has complied in all material respects with all information reporting and backup withholding requirements.

(c)          There is no action, suit, proceeding, investigation, audit or Claim now pending, or asserted, proposed or threatened in writing, with respect to any Taxes incurred since the Initial Ownership Date or Tax Returns of the Acquired Companies relating to taxable periods beginning after the Initial Ownership Date, and since the Initial Ownership Date no written Claim has been made by a Taxing Authority in a jurisdiction where any of the Acquired Companies does not file Tax Returns that any such Acquired Company is or may be subject to Tax in that jurisdiction or required to file a Tax Return in such jurisdiction.

(d)          No Acquired Company thereof or any predecessor thereof has participated or engaged in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (and all predecessor regulations) or similar provision of state, local or foreign Law.

(e)          For U.S. federal income and applicable state income Tax purposes, (i) each of the Acquired Companies is currently treated, and as of Closing will be treated, as a disregarded entity, (ii) since formation, each of the Acquired Companies has been treated as a disregarded entity or a partnership, and (iii) none of the Acquired Companies has filed a “check-the-box” election to be treated as a corporation.

(f)          Since Seller’s acquisition of the Acquired Companies, each Acquired Company has timely filed all applicable audit and project cost documentation with the appropriate Taxing Authorities or other Governmental Authorities and has paid all applicable Taxes due and payable or estimated Taxes (as applicable), in each case in accordance with any arrangements or agreements relating to Taxes (including, for the avoidance of doubt, any agreement or arrangement with respect to the reduction of Taxes or payments in lieu of Taxes) it has entered into with any Taxing Authorities or other Governmental Authorities, and has not received any notice from any such Taxing Authority or other Governmental Authority of such Acquired Company’s noncompliance with any such arrangement or agreement. No Acquired Company is a party to any agreement with any Taxing Authority that would be terminated or adversely affected as a result of the transfer sale of the Purchased Equity Interests pursuant to this Agreement.

(g)          Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties made in this Section 4.9 contain the sole and exclusive representations and warranties relating to Taxes and Tax matters. Except as contemplated by Section 4.9(e), the representations made in this Section 4.9 refer only to the past activities of the Acquired Companies and are not intended to serve as representations to, or a guarantee of, nor can they be relied upon for or with respect to, Taxes attributable to any taxable periods (or portions thereof) beginning after, or Tax positions taken after, the Closing Date.

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Section 4.10         Energy Regulatory Status. The Project Company is self-certified as an “exempt wholesale generator” as such term is defined in the PUHCA 2005. The Project Company has been authorized by FERC under Section 205 of the FPA to make sales of electric capacity, energy and ancillary services at market-based rates in the New York City submarket of the balancing authority area administered by New York Independent System Operator, Inc. The Project Company has received customary blanket authorization from FERC to issue securities and assume liabilities pursuant to Section 204 of the FPA and Part 34 of FERC’s regulations. Except for the Project Company and the Intermediate Company, none of the Acquired Companies is (i) a “public utility” under the FPA; (ii) subject to, or not exempt from, regulation as a “holding company” under the federal access to books and records of PUHCA 2005; (iii) a “public-utility company” under PUHCA, or (iv) a “public utility” or “electric corporation”, “electric public utility” or similar entity under the laws of New Jersey, the public service law of New York or any other state with jurisdiction over such Acquired Company or its Assets.

Section 4.11         Contracts.

(a)          Section 4.11 of the Seller Disclosure Schedule sets forth a list of the following Contracts to which any of the Acquired Companies is a party, excluding Contracts for which both (x) the Acquired Companies will not be bound after Closing nor any of their Assets bound and (y) no Liabilities thereunder shall survive after Closing as against the Acquired Companies (collectively, the “Material Contracts”) (Section 4.11 of the Seller Disclosure Schedule to be automatically updated for any Material Contract entered into during the Interim Period in accordance with Section 6.3):

(i)          Contracts for the purchase, exchange, transmission or sale of electric power in any form, including energy, capacity or any ancillary services;

(ii)         interconnection Contracts;

(iii)        Contracts for the purchase or sale of natural gas, fuel oil, emissions credits, water, or conversion of natural gas into electricity (other than any Contract or series of related Contracts with the same counterparty or an Affiliate thereof with a value of less than $500,000);

(iv)        Contracts for the transportation, storage or supply of natural gas, fuel oil or transmission of electricity;

(v)         other than Contracts of the nature addressed by Section 4.11(a)(i) – (iii), Contracts for the purchase or sale of any Asset or service or that grant a right or option to purchase or sell any Asset or service, other than in each case any Contract relating to Assets or services with a nominal value of less than $500,000 per Contract or series of related Contracts with the same counterparty or an Affiliate thereof);

(vi)        (A) Contracts under which it has (I) created, incurred, assumed or guaranteed any Indebtedness (other than Specified Indebtedness) or Specified Indebtedness if such Contracts for Specified Indebtedness have a nominal value of in excess of $1,000,000 in the aggregate or (II) created or imposed any Lien on the Purchased Equity Interests, (B) Contracts under which it has arranged for the issuance of any letter of credit and (C) contracts under which the Company has arranged for (or become obligated to arrange for) the issuance of any performance bond, contract bond or similar bond or surety;

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(vii)       Contracts between an Acquired Company, on the one hand, and Seller or any of its Affiliates (other than any of the Acquired Companies), on the other hand, which will survive the Closing;

(viii)      futures, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in (A) the price of commodities, including electric power, in any form, including energy, capacity or any ancillary services, natural gas, oil or securities, (B) interest rates or (C) the exchange rates of currencies; and

(ix)         Contracts with a Governmental Authority (excluding Permits);

(x)          Contracts which contain any covenant which restricts in any material respect any of the Acquired Companies from competing or engaging in any activity or business or geographic area;

(xi)         Any Contract for lease of, or granting easement or other rights in, real property;

(xii)        Any Contracts for the purchase or sale of any Asset or service, or that grant a right or option to purchase or sell any Asset or service, in each case in respect of the design, engineering, procurement of parts, equipment or services, construction or commencement of the Expansion Project or the “Interconnecting Facilities”, as such term is defined in the TETCO IA (including any purchase orders with suppliers, vendors, consultants and advisors) (other than any Contract or series of related Contracts with the same counterparty or an Affiliate thereof with a nominal value of less than $500,000); and

(xiii)       Organizational Documents and any partnership, joint venture, or limited liability company agreements.

(b)          Each of the Material Contracts (i) is in full force and effect as against the applicable Acquired Company and constitutes a legal, valid and binding obligation of the Acquired Company party thereto and, to Seller’s Knowledge, of the other parties thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally, or by general equitable principles and (ii) no Acquired Company or, to Seller’s Knowledge, any of the other parties thereto, is in breach of, or default under the terms and conditions thereunder, except in each case of (i) or (ii) where the failure to constitute a binding and enforceable obligation, or where the existence of a breach or default, respectively, would not reasonably be expected to be adverse to the Acquired Companies or the Project in any material respects. Seller has made available to Buyer true, correct and complete copies of the Material Contracts.

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Section 4.12         Title to Property; Sufficiency.

(a)          Except as otherwise described in Section 4.12(a) of the Seller Disclosure Schedule, each Acquired Company (i) has good and valid fee simple title to, has good and valid leasehold title to, or owns and possesses such material consent, easement, right of way and similar real estate interests to, all Real Property described in Section 4.12(a) of the Seller Disclosure Schedule, and (ii) has good title to all other material tangible Assets, in each case described in clauses (i) or (ii), free and clear of all Liens (except for Permitted Liens). The Acquired Companies have not received any written notice of any appropriation, condemnation or like proceeding relating to or affecting the Real Property.

(b)          The Acquired Companies own or have rights to use all material tangible Assets necessary and sufficient for the ownership and operation in the ordinary course of business consistent with past practice for the Project and their respective businesses, it being understood that certain of such rights are provided for under Material Contracts disclosed in Section 4.11 of the Seller Disclosure Schedule.

(c)          Neither the Acquired Companies nor Seller has deferred maintenance with respect to the Project or any other asset of the Acquired Companies in anticipation of the transactions contemplated hereby.

Section 4.13         Permits.

(a)          Section 4.13(a) of the Seller Disclosure Schedule sets forth all material Permits that are required by any Laws (excluding Environmental Laws) for the operation of the Project, and such Permits are in full force and effect, except to the extent the failure to hold such Permits or of such Permits to be in full force and effect would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect. Such Permits are not subject to any pending or, to Seller’s Knowledge, threatened appeal. Seller has made available to Buyer true, correct and complete copies of each such Permit.

(b)          Each Acquired Company is in compliance with all Permits except as set forth on Section 4.13(b) of the Seller Disclosure Schedule held by it or except where any such failure to comply would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect, and none of the Acquired Companies has, except as set forth in Section 4.13(b) of the Seller Disclosure Schedule, in the period since the Initial Ownership Date received any written notification from any Governmental Authority alleging that it is in violation of any such Permits, except where any such violations would not, in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 4.14         Environmental Matters.

(a)          Section 4.14 of the Seller Disclosure Schedule sets forth all material Permits that are required by Environmental Laws for the operation of the Project, and such Permits are in full force and effect. The Acquired Companies have been since the Initial Ownership Date and are in material compliance with the terms of any Permits relating to Environmental Laws and no Claim to revoke, limit or modify any of such Permits is pending (if a written Claim) or, to Seller’s Knowledge, threatened (whether or not written). Seller has made available to Buyer true, correct and complete copies of each such Permit.

(b)          Except as set forth on Section 4.14(b) of the Seller Disclosure Schedule, the Acquired Companies are, and since January 1, 2017 have been, in compliance with all applicable Environmental Laws in all material respects, and except relating to the facts, conditions and circumstances described in the ACO, no unbudgeted capital expenditure with respect to any known prior violations of any Environmental Laws are required to achieve or maintain such continued compliance with Environmental Laws.

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(c)          Except as set forth on Section 4.14(c) of the Seller Disclosure Schedule, there are no suits, Claims or proceedings pending (if a written suit, Claim or proceeding) or, to the Seller’s Knowledge, threatened against the Acquired Companies alleging in any material respect any violation of, or liability under, any Environmental Law.

(d)          Except as set forth on Section 4.14(d) of the Seller Disclosure Schedule, the Acquired Companies are not subject to any written decree, order or judgment requiring the cleanup of any Hazardous Material under any Environmental Law at any real property or facility currently owned or operated or, to the Seller’s Knowledge, any formerly owned or operated by the Acquired Companies. Except as set forth on Section 4.14(d) of the Seller Disclosure Schedule, there is no Hazardous Material (x) used, generated, treated, stored, transported, disposed of or handled on Real Property associated with the business and for which any Acquired Company is required to undertake any remedial action or clean-up action, or, to Seller’s Knowledge, (y) otherwise existing on, under, about, or emanating from any Real Property associated with the business except in material compliance with applicable Environmental Laws. Except as set forth on Section 4.14(d) of the Seller Disclosure Schedule, none of the Acquired Companies has received any unresolved written notice asserting an alleged material liability or obligation under any Environmental Law with respect to investigatory, remedial, monitoring or restoration actions at (i) the Real Property or (ii) any real properties, other than the Real Property, where any of the Acquired Companies transported or disposed or arranged for the transport or disposal of any Hazardous Materials.

(e)          Seller has made available to Buyer copies of all “Phase I” and any other material environmental site assessment reports, studies, or monitoring reports relating to the Project in its possession and submitted under any environmental investigatory or remedial action since the Initial Ownership Date.

(f)          Notwithstanding any other provision of this Agreement to the contrary, the representations and warranties made in Section 4.14 contain the sole and exclusive representations and warranties of Seller relating to Environmental Laws and environmental matters.

Section 4.15         Brokers. The Acquired Companies do not have any Liability to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

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Section 4.16         Insurance. As of the date hereof, the Acquired Companies and their businesses or properties are insured under the insurance policies listed on Section 4.16 of the Seller Disclosure Schedule (the “Insurance Policies”). As of the date hereof, such Insurance Policies are valid and binding and in full force and effect and all premiums with respect to the Insurance Policies have been paid to the extent due and payable (or subsequent to the date hereof, have been replaced by substantially similar policies to the extent available on commercially reasonable terms). Neither Seller nor any Acquired Company is in default (or, with notice or lapse of time, would expect to be in default in any material respect) under any such Insurance Policy or prior insurance policy, and no Acquired Company, with respect to any known claims asserted under any Insurance Policy or prior insurance policy, has failed to give, in a timely manner, any notice required under any Insurance Policy to preserve its rights thereunder, and as of the date hereof, there is no material Claim pending under any Insurance Policy or prior insurance policy that has been disputed or denied by insurers or for which such insurers have reserved rights. No written notice of cancellation or termination has been received by Seller or the Acquired Companies with respect to any of the material Insurance Policies that have not been replaced on substantially similar terms prior to the date of such cancellation or termination to the extent available on commercially reasonable terms. Section 4.16 of the Seller Disclosure Schedule sets forth a list as of the date hereof of all pending insurance claims and the claims history of the Acquired Companies, since January 1, 2017, including with respect to insurance obtained but not currently maintained.

Section 4.17         Intellectual Property.

(a)          Except as set forth on Section 4.17 of the Seller Disclosure Schedule, each Acquired Company owns, exclusively or jointly with other Persons, all material right, title and interest in and to, or possesses adequate licenses or other valid rights to use, the material Intellectual Property currently used by each of them and necessary for the operation of their businesses.

(b)          To Seller’s Knowledge, the Intellectual Property owned, licensed or used by each Acquired Company does not materially infringe, violate or misappropriate the Intellectual Property rights of any Person. Since January 1, 2017, neither Seller nor any Acquired Company has received any written communication, and no written Claim has been instituted, settled or, to Seller’s Knowledge, threatened against Seller or any Acquired Company that alleges any such material infringement, violation or misappropriation, and none of the Intellectual Property owned by any Acquired Company is subject to any outstanding writs, judgments, orders, injunctions or decrees by any Governmental Authority. To Seller’s Knowledge, no third party is infringing, violating or misappropriating any material Intellectual Property rights owned by any Acquired Company.

Section 4.18         Intercompany Obligations. Except as set forth in Section 4.18 of the Seller Disclosure Schedule, no obligations, Contracts or other liabilities exist between any of the Acquired Companies, on the one hand, and Seller or any of its Affiliates (other than the Acquired Companies), on the other hand, that will continue in effect subsequent to the Closing, other than the Ancillary Agreements (as applicable).

Section 4.19         Indebtedness of the Acquired Companies. Other than “Term Advances,” “Working Capital Advances,” “LC Advances” and “Swingline Advances” (in each case as defined in the Credit Agreement), there is no outstanding Indebtedness of the Acquired Companies other than Specified Indebtedness, and there is no outstanding Specified Indebtedness exceeding $1,000,000 in the aggregate. As of the date hereof, the aggregate principal amount of such “Term Advance” is $246,000,000 and the aggregate principal amount of such “Working Capital Advance,” “LC Advance” and “Swingline Advance” is $0.00.

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Section 4.20         Employees; Employee Benefit Plans. At all times since January 1, 2017, no Acquired Company has had any employees, and no Acquired Company has sponsored, maintained or contributed to any Employee Benefit Plan.

Section 4.21         Bank Accounts. As of the date hereof, Section 4.21 of the Seller Disclosure Schedule sets forth an accurate and complete list of the names and locations of all banks, trust companies and other financial institutions at which any Acquired Company maintains bank accounts or safe deposit boxes.

Section 4.22         Support Obligations.   Section 4.22 of the Seller Disclosure Schedule sets forth a list of all letters of credit, guarantees, bonds or other forms of credit support provided by Seller or any Affiliate of Seller (excluding any Acquired Company, except to the extent any such credit support is issued or provided by a third party for the account of such Acquired Company) with respect to any Acquired Company or the property or assets of any Acquired Company, and identifies the underlying Contract under which such credit support is posted.

Section 4.23         Expansion Project.

(a)          The Expansion Project satisfies all the requirements for, and has been qualified by NYISO as, an Installed Capacity Supplier (as defined in the NYISO Tariff) in Load Zone J of the NYISO-administered market with a Summer DMNC rating of approximately 119 mega-watts and a Winter DMNC rating of approximately 128 mega-watts, each based on the latest DMNC tests as of the date hereof.

(b)          (i) The “Developer’s Attachment Facilities”, the “Connecting Transmission Owner’s Attachment Facilities”, the “System Upgrade Facilities” and the “System Deliverability Upgrades”, in each case as defined in the LGIA, have in all cases been designed, procured, constructed and installed in accordance with the LGIA, and all payments or refunds due pursuant to the LGIA in respect thereof have been paid, and (ii) the “Commercial Operation Date”, as defined in the LGIA, has been achieved.

(c)          (i) All of the obligations of Texas Eastern Transmission, LP and BEC to design, construct and test the “Interconnecting Facilities” pursuant to Article II of the TETCO IA, have been satisfied, (ii) Texas Eastern Transmission, LP has received, reviewed and approved in writing the “First Flow Clearance Documentation” as defined in the TETCO IA and (iii) first flow has occurred as contemplated therein.

Section 4.24         Anti-Corruption; Sanctions; Anti-Money Laundering.

(a)          None of the Acquired Companies nor, to Seller’s knowledge after due inquiry, any of their Affiliates, officers, directors, employees, agents or representatives has taken, since the Initial Ownership Date, any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any Person to improperly influence official action by that person for the benefit of any Acquired Company or its Affiliates, or to otherwise secure an improper business advantage for any Acquired Company or its Affiliates; and since the Initial Ownership Date, each Acquired Company and, to Seller’s knowledge after due inquiry, its Affiliates have conducted their businesses in compliance with applicable anti-corruption laws and AML Laws and have instituted and maintain policies and procedures designed to promote and achieve compliance with such laws.

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(b)          The operations of each Acquired Company and, to Seller’s knowledge after due inquiry, each of their Affiliates are and have been conducted, within the five years prior to execution of this Agreement, in material compliance with all applicable financial recordkeeping and reporting requirements and AML Laws and Anti-Terrorism Laws, and no Claim by or before any court or Governmental Authority or any arbitrator involving any Acquired Company or, to Seller’s knowledge after due inquiry, any of their Affiliates with respect to the AML Laws and Anti-Terrorism Laws is pending or, to Seller’s knowledge after due inquiry, threatened.

(c)          None of the Acquired Companies nor any of their Affiliates is a Person that is, or is owned or controlled by a Person that is: (i) the subject of any economic sanctions administered by the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury (“Sanctions”); or (ii) located, organized or resident in a country or territory that is the subject of comprehensive Sanctions of the Office administered by Foreign Assets Control (including, without limitation, the Crimea region of the Ukraine, Cuba, Iran, North Korea and Syria).

Article V.
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Buyer Disclosure Schedule, Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing:

Section 5.1           Organization. Buyer is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Buyer is duly qualified or licensed to do business in each other jurisdiction where the actions to be performed by it hereunder makes such qualification or licensing necessary, except in those jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a material adverse effect on its ability to perform such actions hereunder.

Section 5.2           Authority; Enforceability. Buyer has all requisite company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which Buyer is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party and the performance by Buyer of its obligations under this Agreement and the Ancillary Agreements to which Buyer is a party have been duly and validly authorized by all necessary company action on behalf of Buyer. This Agreement and each Ancillary Agreement to which Buyer is a party has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar Laws relating to or affecting the rights of creditors generally or by general equitable principles.

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Section 5.3           No Conflicts. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a party do not, and the performance by Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not:

(a)          conflict with or result in a violation or breach of any of the terms, conditions or provisions of Buyer’s Organizational Documents;

(b)          be in violation of or result in a breach of or default (or give rise to any right of termination, cancellation or acceleration) under (with or without the giving of notice, lapse of time, or both) any material Contract to which Buyer is a party, except for any such violations or defaults (or rights of termination, cancellation or acceleration) which would not, in the aggregate, reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder; or

(c)          assuming all required filings, waivers, approvals, consents, authorizations and notices set forth in Section 5.3 of Buyer Disclosure Schedule (collectively, the “Buyer Approvals”) have been made, obtained or given, (i) conflict with, violate or breach any term or provision of any Law applicable to Buyer which would reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder or (ii) require any material consent or approval of any Governmental Authority or notice to, or declaration, filing or registration with, any Governmental Authority, under any applicable Law, other than such consents, approvals, notices, declarations, filings or registrations, which, if not made or obtained, would not reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder.

Section 5.4           Legal Proceedings. There is no action, suit or proceeding pending by or before any Governmental Authority, and to Buyer’s Knowledge, none is threatened, against Buyer which would reasonably be expected to make illegal or enjoin the transactions contemplated by this Agreement, or would reasonably be expected to result in a material adverse effect on Buyer’s ability to perform its obligations hereunder.

Section 5.5           Compliance with Laws and Orders. Buyer is not in violation of or in default under any Law or order applicable to Buyer the effect of which, in the aggregate, would reasonably be expected to hinder, prevent or delay Buyer from performing its obligations hereunder.

Section 5.6           Brokers. Buyer does not have any Liability to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller or any of its Affiliates could become liable or obligated.

Section 5.7           Acquisition as Investment. Buyer is acquiring the Purchased Equity Interests for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person. Buyer has made, independently and without reliance on Seller (except to the extent that Buyer has relied on the representation and warranties set forth in this Agreement), its own analysis of the Purchased Equity Interests, the Acquired Companies and the Assets of the Acquired Companies for the purpose of acquiring the Purchased Equity Interests, and Buyer has had access to documents, other information and materials as it considers appropriate to make its evaluations. Buyer acknowledges that none of the Purchased Equity Interests is registered pursuant to the 1933 Act and that none of the Purchased Equity Interests may be transferred, except pursuant to an applicable exception under the 1933 Act. Buyer is an “accredited investor” as defined under Rule 501 promulgated under the 1933 Act.

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Section 5.8           Financial Resources. Buyer has, and will have available at the Closing, sufficient cash to pay, or other sources of immediately available funds to pay in cash, the Purchase Price and the fees and expenses of Buyer related to the transactions contemplated by this Agreement. Buyer knows of no circumstance or condition that could be reasonably expected to prevent the availability at Closing of such cash. Buyer acknowledges and agrees that notwithstanding anything to the contrary contained herein, its obligation to consummate the transactions contemplated hereby is not subject to it or any of its Affiliates obtaining any financing.

Section 5.9           No Conflicting Assets. Except as set forth in Section 5.9 of the Buyer Disclosure Schedule, as of the date hereof, neither Buyer nor any of its Affiliates is a party to any Contract to build, develop, acquire or operate any power facility, or otherwise owns assets or are engaged in a business, that would reasonably be expected to hinder or delay any Governmental Authority’s granting of a Buyer Approval or a Seller Approval, and neither Buyer nor any of its Affiliates has any plans as of the date hereof to enter into any such Contract, acquire such asset or engage in any such business prior to the Closing Date. Buyer is a Qualified Owner (as defined in the Credit Agreement) upon satisfaction of Section 6.14 with respect to the lenders under the Credit Agreement.

Section 5.10         Opportunity for Independent Investigation; No Other Representations. Prior to its execution of this Agreement, Buyer has conducted to its satisfaction an independent investigation, verification, review and analysis of the business, operations, Assets, liabilities, results of operations, financial condition and affairs, technology and prospects of the Acquired Companies and the Project, which investigation, review and analysis was conducted by Buyer and its Affiliates and, to the extent Buyer deemed appropriate, by Buyer’s Representatives. In making its decision to execute this Agreement and to purchase the Purchased Equity Interests, Buyer has relied and will rely solely upon the results of such independent investigation and verification and the terms and conditions of this Agreement. Buyer acknowledges that: (a) it has had the opportunity to visit with Seller and meet with its respective Representatives to discuss the Acquired Companies and their condition, cash flows and prospects, (b) all materials and information requested by Buyer have been provided to Buyer to Buyer’s reasonable satisfaction and Buyer is fully familiar with all such materials and information, including all terms and condition, obligations and liabilities pursuant to, and arising under, all Material Contracts, and (c) in entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Seller or any of the Seller’s representatives (except the specific representations and warranties of Seller set forth in Article III and Article IV), and Buyer acknowledges and agrees, to the fullest extent permitted by Law, that (except the specific representations and warranties of Seller set forth in Article III and Article IV):

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(a)          none of Seller, the Acquired Companies, or any of their respective directors, officers, stockholders, members, employees, Affiliates, controlling Persons, agents, advisors, Representatives, or any other Person, makes or has made any oral or written representation or warranty, either express or implied, as to the accuracy or completeness of (i) any of the information set forth in management presentations relating to the Acquired Companies made available to Buyer, its Affiliates or its Representatives, in materials made available in any “data room” (virtual or otherwise), including any cost estimates delivered or made available, financial projections or other projections, in presentations by the management of the Acquired Companies in “break-out” discussions, in responses to questions submitted by or on behalf of Buyer, its Affiliates or its Representatives, whether orally or in writing, in materials prepared by or on behalf of Seller or any Acquired Company, or in any other form, or (ii) any information delivered or made available pursuant to Section 6.2 or (iii) the pro-forma financial information, projections or other forward-looking statements of the Acquired Companies, in each case in expectation or furtherance of the transactions contemplated by this Agreement;

(b)          none of Seller, the Acquired Companies, or any of their respective directors, officers, employees, stockholders, members, Affiliates, controlling Persons, agents, advisors, Representatives or any other Person shall have any Liability or responsibility whatsoever to Buyer or any of its directors, officers, employees, Affiliates, controlling Persons, agents or Representatives on any basis (including in contract, tort or equity under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (including set forth in management summaries relating to the Acquired Companies provided to Buyer, in materials furnished in the Acquired Companies’ on-line data site, in presentations by the Acquired Companies’ management or otherwise), to Buyer or its directors, officers, employees, Affiliates, controlling Persons, advisors, agents or Representatives (or any omissions therefrom);

(c)          without limiting the generality of the foregoing, Seller makes no representation or warranty regarding any third party beneficiary rights or other rights which Buyer might claim under any studies, reports, tests or analyses prepared by any third parties for the Acquired Companies or any of its Affiliates, even if the same were made available for review by Buyer or its Representatives; and

(d)          without limiting the generality of the forgoing, Buyer expressly acknowledges and agrees that none of the documents, information or other materials provided to it at any time or in any format by Seller or the Acquired Companies or any of their respective Affiliates or Representatives constitute legal advice, and Buyer hereby waives all rights to assert that it received any legal advice from Seller, the Acquired Companies, any of their respective Affiliates, or any of their respective Representatives or counsel, or that it had any sort of attorney-client relationship with any of such Persons.

Section 5.11         Exon-Florio. Buyer is not a “foreign person” for purposes of Section 721 of the Defense Production Act of 1950, as amended by the Foreign Investment and National Security Act of 2007, and any executive orders relating thereto or any rules or regulations promulgated thereunder.

Section 5.12         OFAC Compliance; Anti-Corruption; Sanctions; Anti-Money Laundering.

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(a)          Neither Buyer nor, to Buyer’s knowledge after due inquiry, any of its Affiliates, officers, directors, employees, agents or representatives has taken, in connection with this Agreement, any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any Person to improperly influence official action by that person for the benefit of Buyer or its Affiliates, or to otherwise secure an improper business advantage for Buyer or its Affiliates; and in connection with this Agreement, Buyer and, to Buyer’s knowledge after due inquiry, its Affiliates have conducted their businesses in compliance with applicable anti-corruption laws and AML Laws and have instituted and maintain policies and procedures designed to promote and achieve compliance with such laws.

(b)          The operations of Buyer and, to Buyer’s knowledge after due inquiry, its Affiliates are and have been conducted, in connection with this Agreement, in material compliance with all applicable financial recordkeeping and reporting requirements and AML Laws and Anti-Terrorism Laws, and no Claim by or before any court or Governmental Authority or any arbitrator involving Buyer or, to Buyer’s knowledge after due inquiry, its Affiliates with respect to the AML Laws and Anti-Terrorism Laws is pending or, to Buyer’s knowledge after due inquiry, threatened.

(c)          Neither Buyer nor any of its Affiliates is a Person that is, or is owned or controlled by a Person that is: (i) the subject of any economic sanctions administered by the U.S. government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury (“Sanctions”); or (ii) located, organized or resident in a country or territory that is the subject of comprehensive Sanctions of the Office administered by Foreign Assets Control (including, without limitation, the Crimea region of the Ukraine, Cuba, Iran, North Korea and Syria).

Article VI.
COVENANTS

The Parties hereby covenant and agree as follows:

Section 6.1           Regulatory and Other Approvals. From the date of this Agreement until Closing (the “Interim Period”):

(a)          Each Party will, in order to consummate the transactions contemplated hereby, (i) take all commercially reasonable steps necessary, and proceed diligently and in good faith, as promptly as practicable to obtain or make the Seller Approvals, Company Consents and Buyer Approvals and to make all required filings required to be made by it with, and to give all required notices to, Governmental Authorities and (ii) provide such other information and communications to such Governmental Authorities or other Persons as such Governmental Authorities or other Persons may reasonably request in connection therewith.

(b)          The Parties will provide prompt notification to each other when any such approval referred to in Section 6.1(a) is obtained, taken, made, given or denied, as applicable, and will advise each other of any material communications with any Governmental Authority or other Person regarding any of the transactions contemplated by this Agreement.

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(c)          In furtherance of the foregoing covenants:

(i)          Each Party shall prepare, as soon as is practical following the execution of this Agreement, all necessary filings in connection with the transactions contemplated by this Agreement that may be required to be filed by such Party with Governmental Authorities under applicable Law. Each Party shall submit such filings as soon as practicable, but in no event later than 30 calendar days with respect to filings under the HSR Act and 10 Business Days with respect to filings with FERC and NYPSC (subject to extension by mutual agreement) after the execution hereof. The Parties shall request expedited and confidential treatment of any such filings, as appropriate, shall promptly furnish each other with copies of any notices, correspondence or other written communication from the relevant Governmental Authority, shall promptly make any appropriate or necessary subsequent or supplemental filings and shall cooperate in the preparation of such filings as is reasonably necessary and appropriate. Each Party shall bear its own costs of the preparation and prosecution of any such filing; provided, however, that in the event that FERC or the NYPSC requires or requests the submission of a statistical or economic competition or market-power study or screen analysis, under 18 C.F.R. Part 33 or otherwise, then the cost of such study shall be born exclusively by Buyer; and

(ii)         Each Party shall cooperate in good faith with all Governmental Authorities, shall not take any action that would reasonably be expected to adversely affect the approval of any Governmental Authority of any of the aforementioned filings, and shall use best reasonable efforts to complete lawfully the transactions contemplated by this Agreement by the Outside Date.

(d)          (i) Prior to the Closing, each Party shall not, and shall not permit any of its Affiliates to, take any action or fail to take any action that could reasonably be expected to result in any of the conditions set forth in Article VII not being satisfied or that could otherwise be reasonably expected to prevent or delay the consummation of the transactions contemplated by this Agreement; and (ii) Buyer further agrees that during the Interim Period, neither it nor any MSI Affiliate will enter into any other Contract to acquire electric generation facilities, uncommitted generation capacity and electric transmission or distribution facilities if the proposed acquisition of such additional electric generation facilities, uncommitted generation capacity and electric transmission or distribution facilities would increase the market power attributable to Buyer and its Affiliates in a manner materially adverse to the approval of the transactions contemplated by this Agreement or to otherwise prevent or materially interfere with, or materially delay the consummation of the transactions contemplated by, this Agreement.

(e)          Notwithstanding anything to the contrary herein, and for the avoidance of doubt, no provision of this Agreement shall require Buyer or any of its Affiliates to (i) enter into any settlement, undertaking, consent decree, stipulation or agreement that is not immaterial or ministerial in nature with any Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement or (ii) divest or otherwise hold separate (including by establishing a trust or otherwise), or take any other similar action (or otherwise agree to do any of the foregoing) with respect to, any of its, or its Affiliates, businesses, assets or properties.

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Section 6.2           Access of Buyer and Seller.

(a)          During the Interim Period, Seller will provide Buyer and its Representatives with reasonable access, upon reasonable prior notice and during normal business hours, to the Acquired Companies and the officers and employees of Seller and the Acquired Companies who have significant responsibility for the Acquired Companies, but only to the extent that such access does not (i) unreasonably interfere with the business of Seller and the Acquired Companies, (ii) violate any confidentiality obligation of Seller or its Affiliates and/or (iii) involve any information which is protected by attorney-client or other legal privilege of Seller or its Affiliates, and subject to compliance with applicable Laws and any Contracts or Permits to which Seller, any of the Acquired Companies or any of their respective Affiliates is a party; provided, however, that Seller shall have the right to (i) have its Representatives present for any communication with employees or officers of Seller or the Acquired Companies and (ii) impose reasonable restrictions and requirements for safety purposes; provided, further that Buyer will not be entitled to conduct any environmental assessments, or take any samples of water or other materials, or conduct any tests that involve removing soil or penetrating the subsurface of any lands, or conduct any engineering tests or studies or contact any suppliers to, or customers of, any Acquired Company (subject to the rights of Buyer in the SCR Indemnification Agreement). Buyer shall provide Seller with not less than 3 Business Days prior notice of the date and time on which Buyer desires to enter the Real Property. Buyer shall, and shall cause its Representatives to, abide by the terms of the Non-Disclosure Agreement with respect to any access or information provided pursuant to this Section 6.2(a). Seller agrees upon request of Buyer to reasonably cooperate and use commercially reasonable efforts, as requested by Buyer, to facilitate communication between Buyer and Persons with material contractual or material regulatory relationships with any Acquired Company, including Direct Energy, Siemens, Con Ed and Peerless; provided, however, that (i) such commercially reasonable efforts shall include, if requested by Buyer, attempting to make an initial contact (and a subsequent contact if needed) to the applicable third party in order to facilitate such communication and (ii) for the avoidance of doubt, Seller shall have the right to participate in all communications with third parties.

(b)          Buyer agrees to indemnify and hold harmless Seller, its Affiliates and their respective Representatives for any and all Losses incurred by Seller, its Affiliates, or their respective Representatives arising out of the access rights under this Section 6.2, including any Claims by any of Buyer’s Representatives for any injuries or property damage while present on the Real Property, to the extent such Losses are caused by Buyer, its Affiliates or its Representatives while exercising Buyer’s access rights, but excluding Claims for existing matters that are merely uncovered during such investigation and not exacerbated by Buyer, its Affiliates or Representatives.

(c)          From and after Closing, without limiting Section 6.7(e), each Party agrees to preserve and keep the books and records of the Acquired Companies (including all accounting records) for a period of seven (7) years from the Closing, or for any longer periods as may be required by any Governmental Authority or ongoing litigation. If either Party wishes to destroy such records after such time period, it shall give 60 days’ prior written notice to the other Party and such Party shall have the right at its option and expense, upon prior written notice within such 60-day period, to take possession of the books and records within 90 days after the date of notice to such Party. From and after Closing, Buyer agrees, upon reasonable prior notice from Seller, to provide to Seller and its Representatives access to or copies of books and records of the Acquired Companies solely to the extent relating to events that occurred prior to Closing.

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Section 6.3           Certain Restrictions.

(a)          Except as required or permitted hereby, or as consented to by Buyer, or as otherwise set forth in Section 6.3 of the Seller Disclosure Schedule, during the Interim Period, Seller will cause the Acquired Companies to operate in the ordinary course of business consistent with past practice and use commercially reasonable efforts to (1) preserve and maintain in all material respects the Acquired Companies’ relationships with customers, suppliers and Governmental Authorities, (2) maintain the Permits, and (3) preserve, maintain and protect the material Assets of the Acquired Companies. Without limiting the foregoing, except (x) as otherwise required or expressly permitted hereby or in order to comply with applicable Law or any Contract, (y) as set forth in Section 6.3 of the Seller Disclosure Schedule or (z) as consented to by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, Seller shall not, and shall cause the Acquired Companies not to, with respect to any Acquired Company or the Project:

(i)          create any Lien (other than a Permitted Lien) against any of the Assets of any of the Acquired Companies or on the Purchased Equity Interests;

(ii)         except for any Contract entered into, terminated or amended in the ordinary course of business, (A) enter into any Contract which would be a Material Contract if existing on the date hereof, (B) amend or grant any waiver of any material term or condition under any Material Contract, or (C) amend or grant any waiver of any material term or condition under the EPC Contracts, the Siemens Supply Agreement, the BOP Agreements, SCR Supply and Services Agreement, the Siemens Settlement Agreement or the Ethos AFE (subject to the terms and conditions of the SCR Indemnification Agreement); provided, that for purposes of this clause (C), any term or condition related to or comprising a part of the achievement of milestones, including substantial completion, final completion and similar milestones, and any terms or conditions in respect of scheduling of payments or performance, shall be considered material;

(iii)        (A) fail to use commercially reasonable efforts to renew or maintain any Permit, or (B) (x) adversely amend any term or condition under the ACO or (y) fail to use commercially reasonable efforts to schedule the proposed outages under the Peerless Agreement for the dates and for the durations as set forth on Section 6.3(a)(iii) of the Seller Disclosure Schedule (it being understood that the outage schedules are subject to NYISO approval and that NYISO may reject or change approved outage dates in its sole discretion) (provided, that nothing in this Section 6.3(a)(iii) shall limit or be deemed to limit the obligations of Seller set forth in Section 6.21);

(iv)        sell, transfer, remove, assign, convey, distribute or otherwise dispose of, other than in the ordinary course of business in an amount not in excess $50,000 individually or $250,000 in the aggregate, any Asset of any of the Acquired Companies, except for any Assets that are obsolete or no longer required for operations;

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(v)         incur, create, assume or otherwise become liable for Indebtedness;

(vi)        except as may be required to meet the requirements of applicable Law or GAAP (and except with respect to Taxes which shall be governed by Section 6.3(a)(xii)), change any accounting method or practice;

(vii)       fail to maintain its limited liability company or corporate (as the case may be) existence, merge or consolidate any of the Acquired Companies with any other Person or cause any of the Acquired Companies to acquire all or substantially all of the Assets or any Equity Interests of any other Person;

(viii)      issue, reserve for issuance, pledge or otherwise encumber, sell or redeem Equity Securities of any of the Acquired Companies;

(ix)         reclassify, combine, split, subdivide or otherwise amend the terms of, or redeem, repurchase or otherwise acquire, directly or indirectly, any of its outstanding equity securities or debt securities (or securities convertible into, or exercisable or exchangeable for equity securities or debt securities);

(x)          liquidate, dissolve, recapitalize, reorganize or otherwise wind up the business or operations of any of the Acquired Companies;

(xi)         amend or modify the Organizational Documents of any of the Acquired Companies;

(xii)        make any new, or change any existing, election with respect to Taxes, or settle or compromise any Tax Liability, enter into any closing agreement with respect to any Tax, amend any Tax Return, file any Tax Return in a manner inconsistent with past practice or adopt or change in any respect any method of accounting for Tax purposes, in each case, (1) to the extent such action would reasonably be expected to increase the Liability for Taxes of any Acquired Company with respect to taxable periods after the Effective Date, including the portion of any Straddle Taxable Period occurring after the Effective Date and (2) except as required by applicable Law;

(xiii)       purchase any Assets involving total consideration in excess of $1,000,000 in the aggregate, other than in the ordinary course of business;

(xiv)      other than with respect to Tax matters (which shall be governed by Section 6.3(a)(xii)), (A) settle or discharge any Claim or compromise or settle any liability, in each case in an amount in excess of $100,000 individually or $500,000 in the aggregate, or (B) commence any legal proceeding or arbitration involving claims in excess of $100,000 unless necessary to preserve a right before Closing (such as the expiration of the statutory or contract claim period) or if necessary to comply with a Material Contract covenant (including involving Indebtedness), or in the case of clauses (A) or (B), that could be expected to reasonably adversely affect the business of any Acquired Company after the Closing in any material respect;

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(xv)       cancel, permit to lapse or expire or materially change coverage under any insurance policy applicable to the Acquired Companies, except for coverages or policies which are no longer available on commercially reasonable terms;

(xvi)      (i) hire any individual who would be an employee of any Acquired Company or (ii) establish, become obligated under, sponsor or maintain any Employee Benefit Plan;

(xvii)     make any loans or advances to any other Person other than the Acquired Companies;

(xviii)    (A) fail to use commercially reasonable efforts to make or commit to make any material capital expenditure in the ordinary course of business planned as of the date hereof, or (B) make or commit to make any capital expenditure except for capital expenditures not exceeding $1,000,000 in the aggregate;

(xix)       transfer any Assets to, or enter into any Contract with, any Affiliate of the Seller; or

(xx)        authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions.

(b)          Notwithstanding anything to the contrary herein, Seller may permit the Acquired Companies to take commercially reasonable actions with respect to emergency situations so long as Seller shall, upon receipt of notice of any such actions, promptly inform Buyer of any such actions taken outside the ordinary course of business. Notwithstanding the foregoing or anything contained herein to the contrary, no emergency situation shall affect or otherwise limit the adjustments to the Purchase Price contained in Section 2.2

Section 6.4           Insurance.

(a)          Seller shall use commercially reasonable efforts to maintain or cause to be maintained in full force and effect the material insurance policies covering the Assets of the Acquired Companies until the Closing or shall replace them with similar coverage to the extent available on commercially reasonable terms, it being understood that none of such insurance policies will survive the Closing. Neither Seller nor the Acquired Companies nor any of their Affiliates will terminate coverage under any such insurance policies, or take or fail to take any action that would entitle any insurer to terminate or cancel any such policies. Notwithstanding the foregoing, prior to Closing, Seller shall not, and shall cause the Acquired Companies not to, amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Insurance Policies which shall affect Buyer’s or the Acquired Companies’ ability to assert or continue to prosecute claims pursuant to Section 6.4(b) with respect to incidents occurring prior to Closing under the Insurance Policies to the extent Buyer is entitled to assert and receive the proceeds therefrom pursuant to Section 6.4(b).

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(b)          For a period from the Closing Date until the two year anniversary of the Closing Date, without limiting the rights of Buyer set forth elsewhere in this Agreement, if any Claims may reasonably be made relating to events that have occurred prior to the Closing Date that relate to any Acquired Company or the Project, and such Claims may be made against occurrence based insurance policies retained by Seller or its Affiliates, then Seller (on behalf of itself and each of its Affiliates), at Buyer’s request and at Buyer’s sole cost and expense (which costs and expenses shall be reimbursed to Seller or its respective Affiliates, as incurred), including deductible or self-insured retentions, agrees to use its commercially reasonable efforts to cooperate with Buyer or its Affiliates to make the benefits of any such insurance policies available to Buyer or its Affiliates (net of any Taxes payable by Seller in connection with such recovery), except as provided in Section 6.4(c).

(c)          Notwithstanding anything to the contrary contained herein, Seller shall be entitled to all (i) business interruption insurance proceeds related to incidents which occurred prior to the Effective Date (with any deductible allocated pro rata between the period prior to the Effective Date and the period after the Effective Date on the basis of the number of days in the relevant outage in each such period) and (ii) insurance proceeds relating to (A) the failure of Engine ESN087 and (B) any casualty which occurs during the Interim Period (up to, for any such Interim Period casualty, the amount spent by Seller in connection with the repair thereof), and Buyer agrees to use commercially reasonably efforts to cooperate in  the collection of such proceeds and pay any such proceeds to Seller within five (5) Business Days of receipt.

(d)          In the event that the Acquired Companies are entitled on or after the Closing Date to a refund of any prepaid insurance premiums that were paid by or on behalf of the Acquired Companies before the Effective Date as a result of the termination of any insurance policy as of the Closing Date, any such refund shall be and remain the property of the Acquired Companies, and to the extent any Acquired Company is entitled to receive any such refund and Seller or its Affiliates are in receipt of such refund, Seller shall (i) promptly cause such refund to be remitted to the Acquired Companies and (ii) until such remittance is made, hold amounts received in respect of any such refund in trust for the Acquired Companies.

Section 6.5           Transfer Taxes. Any Transfer Taxes that are imposed on the sale of the Purchased Equity Interests pursuant to this Agreement will be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller. Accordingly, if either Party is required pursuant to applicable Law to pay an amount of Transfer Taxes that exceeds the amount equal to the percentage of total Transfer Taxes that such Party is required to pay pursuant to the preceding sentence, and such Party timely remits the full amount of such Transfer Taxes to the proper Taxing Authority, then the other Party shall promptly reimburse the first Party for the portion of such Transfer Taxes paid by such first Party that is in excess of the percentage of total Transfer Taxes such first Party is required to pay pursuant to the preceding sentence. Seller and Buyer shall timely file their own Tax Returns for any Transfer Tax as required by Law and shall notify the other Party when such filings have been made. Seller and Buyer shall cooperate and consult with each other prior to filing such Tax Returns for any Transfer Tax to ensure that all such returns are filed in a consistent manner. For the avoidance of doubt, Transfer Taxes shall not include Taxes imposed on or with respect to income (however denominated) or gain of any of the Parties.

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Section 6.6           Books and Records. On the Closing Date, or promptly thereafter if delivery is not practicable on the Closing Date, Seller shall deliver the books and records of the Acquired Companies that relate primarily to the Acquired Companies (it being agreed that Seller may retain a copy thereof); provided, for the avoidance of doubt, such books and records shall only exclude (i) materials relating to the transactions contemplated by this Agreement; (ii) market and similar forecast information, (iii) electronic correspondence and files stored on equipment and media that are not located at the Acquired Companies and are not material, individually or in the aggregate; and (iv) materials (including but not limited to employee records) which may not be disclosed to Buyer under applicable Law.

Section 6.7           Tax Matters. Except as provided in Section 6.5 relating to Transfer Taxes:

(a)          Notwithstanding anything to the contrary in this Section 6.7, with respect to all items of income, gain, loss, deduction or credit from the assets and operations of the Acquired Companies for periods up to and including the Closing Date, (i) Seller (or any of its direct or indirect owners) shall report all such items on its federal and state income Tax Returns; (ii) Seller (or any of its direct or indirect owners) shall pay all Taxes with respect to such items; and (iii) Seller (or any of its direct or indirect owners) shall have the sole right to adjust such Tax Returns and control and settle all audits and/or other controversies with respect to such items, in each case ((i)-(iii)) to the extent such items are required to be reported on a Tax Return of Seller (or any of its direct or indirect owners).

(b)          With respect to any Tax Return covering a taxable period ending before the Effective Date (a “Pre-Effective Date Taxable Period”) that is required to be filed after the Closing Date by any of the Acquired Companies (a “Pre-Effective Date Tax Return”), (i) Seller shall cause such Tax Return to be prepared (in a manner consistent with practices followed in prior taxable periods and in compliance with applicable Law except as required by a change in Law or fact) and shall deliver such Tax Return as so prepared to Buyer for Buyer’s review and comment not later than fifteen (15) days prior to the due date (including extensions) for filing such Tax Return, (ii) Seller shall not take any position on any such Tax Return that would reasonably be expected to increase the Taxes in a taxable period (or portion thereof) beginning after the Effective Date, (iii) Seller and Buyer shall cooperate and consult with each other to finalize such Tax Return, and (iv) thereafter, subject to Seller’s payment to Buyer of any Seller Taxes shown as due thereon, Buyer shall cause such Tax Return to be executed and duly and timely filed with the appropriate Taxing Authority and shall pay all Taxes shown as due and payable on such Tax Return. With respect to any Tax Return covering a taxable period beginning before the Effective Date and ending on or after the Effective Date (a “Straddle Taxable Period”) that is required to be filed by any of the Acquired Companies on or before the Closing Date (a “Seller Straddle Tax Return”) or after the Closing Date (a “Buyer Straddle Tax Return”), (x) such Tax Returns shall be prepared (in a manner consistent with practices followed in prior taxable periods and in compliance with Law except as required by a change in Law or fact) and the Seller, with respect to a Seller Straddle Tax Return, or the Buyer, with respect to a Buyer Straddle Tax Return, as applicable, shall deliver a draft of such Tax Return to such other Party for such other Party’s review, comment and approval (such approval not to be unreasonably withheld, conditioned or delayed) not later than fifteen (15) days prior to the due date (including extensions) for filing such Tax Return, (y) Seller and Buyer shall cooperate and consult with each other in order to finalize such Tax Return, and (z) thereafter, subject to (1) with respect to a Seller Straddle Tax Return, Buyer’s payment to Seller of any applicable portion of any Tax shown as due thereon for which Buyer is responsible, as determined in accordance with Section 6.7(c), or (2) with respect to a Buyer Straddle Tax Return, Seller’s payment to Buyer of any applicable portion of any Tax shown as due thereon for which Seller is responsible, as determined in accordance with Section 6.7(c), Seller or Buyer, as the case may be, shall cause such Tax Return to be executed and duly and timely filed with the appropriate Taxing Authority and shall pay all Taxes shown as due and payable on such Tax Return. Notwithstanding the provisions of this Section 6.7(b), the Parties agree that neither Party shall make any filings with respect to the sale of the Purchased Equity Interests pursuant to this Agreement with respect to the bulk sales, transfer or assignment or similar Laws (including any transferee or successor provisions of Law) of (i) the State of New Jersey (to the extent that any Taxes imposed on or asserted against Buyer and arising out of the failure of either Party to comply with the requirements and provisions of any bulk sales, transfer or assignment or similar Laws (including any transferor or successor provisions of Law) of the State of New Jersey with respect to the sale of the Purchased Equity Interests pursuant to this Agreement are indemnified by Seller pursuant to Section 10.1(a)(iii) of this Agreement as Seller Taxes), or (ii) any other jurisdiction, except as required by such other jurisdiction’s applicable Law.

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(c)           For purposes of allocating Taxes of the Acquired Companies with respect to Straddle Taxable Periods, the Tax attributable to the portion of such Straddle Taxable Period that ends before and excludes the Effective Date and the portion of such Straddle Taxable Period that begins on and ends on or after the Effective Date shall be determined by an interim closing of the books of the applicable Acquired Company as of the end of the Business Day immediately prior to the Effective Date, except for ad valorem or property Taxes (or payments in lieu of such Taxes) and franchise Taxes of the applicable Acquired Company that are based solely on capital, which shall be prorated on a daily basis. Seller shall be responsible for any Tax attributable to the portion of a Straddle Taxable Period that ends before and excludes the Effective Date, except to the extent such Tax was included as a “current liability” in the Effective Date Net Working Capital and the Final Adjustment, and Buyer shall be responsible for any Tax attributable to the portion of a Straddle Taxable Period that begins on and ends on or after the Effective Date, including any Tax that was included as a “current liability” in the Effective Date Net Working Capital and the Final Adjustment.

(d)          With respect to any audit, examination, claim, assessment or other proceeding involving any Tax, including the determination of the value of property for purposes of real and personal property ad valorem Taxes (each, a “Tax Proceeding”) relating to any Tax for which Seller could be liable pursuant to this Agreement, Seller shall have the right, at its sole cost and expense, to control (in the case of a Tax attributable to a Pre-Effective Date Taxable Period) or participate in (in the case of a Tax attributable to a Straddle Taxable Period) the prosecution, settlement or compromise of such Tax Proceeding. Buyer shall (and shall cause the Acquired Companies to) take such action in connection with any such Tax Proceeding as Seller shall reasonably request from time to time to implement the preceding sentence, including the selection of counsel and experts and the execution of powers of attorney. Notwithstanding the foregoing, if Seller elects to control a Tax Proceeding as provided in this Section 6.7(d), with respect to any such Tax Proceeding regarding any issue that would materially adversely affect Buyer or Buyer’s interest in any of the Acquired Companies in a taxable period (or portion thereof) beginning on or after the Effective Date and that relates to a Pre-Effective Date Taxable Period, (A) Buyer, at its sole cost and expense, shall be entitled to participate in any such Tax Proceeding and (B) Seller shall not settle or compromise such Tax Proceeding without Buyer’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. With respect to any such Tax Proceeding relating to a Straddle Taxable Period, if such Tax Proceeding would materially adversely affect Seller, Buyer shall not settle or compromise such Tax Proceeding without Seller’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed. Buyer shall (and shall cause the Acquired Companies to) give written notice to Seller of its receipt of any notice of any Tax Proceeding within twenty (20) days after its receipt of such notice. Except as otherwise provided in this Section 6.7(d) or this Agreement, Buyer and its Affiliates shall not have any right to control or participate in any audit, examination, claim, assessment or other proceeding relating to any income Tax Return filed by an Acquired Company with respect to any taxable year ending on or prior to the end of the day immediately prior the Effective Date. In addition, Buyer and its Affiliates shall not have any right to control or participate in any audit, examination, claim, assessment or other proceeding relating to any Tax Return of Seller or any of its Affiliates (other than the Acquired Companies).

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(e)          The Parties agree that the transactions contemplated by this Agreement shall be characterized for U.S. federal income tax purposes as the purchase by Buyer of one-hundred percent (100%) of the assets of Holdings I, which assets are treated as held directly by Seller for U.S. federal income tax purposes, and shall treat the transactions contemplated by this Agreement as such for all Tax purposes.

(f)          Seller shall cause to be granted to Buyer (or its designees) access at all reasonable times to all of the information, books and records relating to the Acquired Companies within the possession of Seller (including workpapers and correspondence with Taxing Authorities) to the extent such information, books and records can be provided solely with respect to the Acquired Companies, and shall afford Buyer (or its designees) the right (at Buyer’s expense) to take extracts therefrom and to make copies thereof, in each case to the extent reasonably necessary to permit Buyer (or its designees) to prepare Tax Returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Taxing Authorities. Buyer shall grant or cause the Acquired Companies (or relevant Affiliates) to grant to Seller (or its designees) access at all reasonable times to all of the information, books and records relating to the Acquired Companies for Pre-Closing Taxable Periods or taxable periods beginning on or before the Closing Date and ending on or after the Closing Date within the possession of Buyer or any of the Acquired Companies (or relevant Affiliates) (including workpapers and correspondence with Taxing Authorities) to the extent such information, books and records can be provided solely with respect to the Acquired Companies and to any employees of the Acquired Companies (or relevant Affiliates), and shall afford Seller (or its designees) the right (at Seller’s expense) to take extracts therefrom and to make copies thereof, in each case to the extent reasonably necessary to permit Seller (or its designees) to prepare Tax Returns, respond to Tax audits and investigations, prosecute Tax protests, appeals and refund claims and to conduct negotiations with Taxing Authorities. After the Closing Date, Seller and Buyer will preserve all information, records or documents in their (or their relevant Affiliates’) respective possessions relating to liabilities for Taxes of the Acquired Companies for Pre-Closing Taxable Periods or taxable periods beginning on or before the Closing Date and ending on or after the Closing Date until the later of (i) seven (7) years and (ii) six (6) months after the expiration of any applicable statute of limitations (including extensions thereof) with respect to the assessment of such Taxes; provided, that neither Party shall dispose of any of the foregoing items without first offering such items to the other Party.

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(g)          Excluding any Tax refund or credit that is a “current asset” and included in the Effective Date Net Working Capital and the Final Adjustment, any Tax refunds that are received by Buyer, any of the Acquired Companies or any of their Affiliates after the Effective Date, or any Tax refunds credited against any Tax of Buyer, the Acquired Companies or any of their Affiliates, in each case to which Buyer, the Acquired Companies or any of their Affiliates become entitled with respect to an Acquired Company for a Pre-Effective Date Taxable Period, will be for the account of Seller. Buyer will pay, or cause to be paid, over to Seller any such refunds or amounts of any such credit, net of reasonable fees, expenses and Taxes incurred by Buyer, the Acquired Companies or their Affiliates, as applicable, in obtaining such refund or credit, promptly only after the Buyer, the Acquired Companies, or their Affiliates, as applicable, actually receives a cash refund of such Taxes or uses such Tax refund credit to reduce the actual Taxes required to be paid by Buyer, the Acquired Companies, or their Affiliates, as applicable.

(h)          To the extent that the provisions of Section 6.2, Section 6.3 or Section 10.6 are inconsistent with or conflict with the provisions of this Section 6.7, the provisions of this Section 6.7 shall control.

Section 6.8           Certain Notifications. Seller and Buyer agree to notify the other promptly of any breach of a representation or warranty of Seller hereunder after acquiring Actual Knowledge of such breach.

Section 6.9           Confidentiality.

(a)          Any Evaluation Materials (which, for purposes of this Section 6.9, shall include this Agreement and the Ancillary Agreements) furnished by or on behalf of Seller to Buyer on and after the date of this Agreement shall be kept strictly confidential by Buyer and its Representatives and Buyer shall not disclose, and shall cause its Representatives not to disclose, such Evaluation Materials to any Person other than to Representatives of Buyer to the extent necessary to consummate the transactions contemplated by this Agreement. Buyer shall cause its Representatives to abide by the terms of the Non-Disclosure Agreement with respect to Evaluation Materials. Buyer agrees that it shall be responsible for any breach of the restrictions in this Section 6.9(a) by any Representative of Buyer.

(b)          Upon the other Party’s prior written approval (which shall not be unreasonably withheld), either Party may provide Evaluation Materials to any Governmental Authority with jurisdiction as necessary to comply with Section 6.1. To the extent permitted by Law, the disclosing Party shall seek confidential treatment for the Evaluation Materials provided to any Governmental Authority and the disclosing Party shall notify the other Party as far in advance as is practicable of its intention to release to any Governmental Authority any Evaluation Materials.

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(c)          From and after the Closing, for a period of two years from Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable efforts to cause its or their respective Representatives, counsels, advisors and actual and potential investors to hold, in confidence any and all information, concerning the Acquired Companies, except to the extent that Seller can show that such information (i) is generally available to and known by the public through no fault of Seller, any of its Affiliates or their respective Representatives, counsels, advisors or actual or potential investors; or (ii) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives, counsels, advisors or actual or potential investors from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; provided, however, that Seller shall be permitted to disclose such information to its and its Affiliates’ shareholders, limited partners, potential limited partners (subject to nondisclosure agreements), managers, directors, officers, employees, advisors, rating agencies and other representatives in connection with (i) customary public company reporting requirements and (ii) fundraising, marketing, informational or reporting activities customary in the private equity industry. If Seller or any of its Affiliates or their respective Representatives, counsels, advisors or actual or potential investors are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. With respect to any non-disclosure or other confidentiality agreements entered into among Seller or its Affiliates, on the one hand, and any bidders (other than Buyer or its Affiliates), on the other hand, with respect to the sale of the Acquired Companies from which the transactions contemplated hereby arose, Seller shall (x) with commercially reasonable efforts enforce its rights and interests (or cause to be enforced the rights and interests of its Affiliates) under such non-disclosure or other confidentiality agreements from time to time as its counterparties’ obligations, duties and liabilities arise or (y) assign to Buyer its (or cause to be assigned to Buyer its Affiliates’) rights and interests in such non-disclosure or other confidentiality agreements.

(d)          The obligations of the Parties in this Section 6.9 will survive the termination of this Agreement, the discharge of all other obligations owed by the Parties to each other, any transfer of the Purchased Equity Interests and the Closing of the transactions contemplated in this Agreement.

(e)          The obligations of Buyer set forth in the Non-Disclosure Agreement will survive the execution of this Agreement and terminate upon the Closing of the transactions contemplated in this Agreement. Upon termination of Buyer’s obligations set forth in the Non-Disclosure Agreement, Section 6.9(a), Section 6.9(b) and Section 6.9(c) shall survive in accordance with Section 6.9(d).

Section 6.10         Public Announcements. No Party shall, and each Party shall cause each of its Affiliates not to, issue any press release or make any other public announcement relating to the subject matter of this Agreement or refer to the other Party directly or indirectly in connection with the other Party’s relationship with the disclosing Party with respect to the transactions contemplated by this Agreement and the other transaction documents in any media interview, advertisement, news release, press release or professional publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that any Party may make any disclosure, including without limitation, of the financial terms of this Agreement: (i) it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable efforts to advise the other Party prior to making the disclosure) and (ii) to rating agencies; provided, however, that Buyer may disclose this Agreement to its advisors, accountants, auditors, Representatives and any current, future or prospective equity holders.

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Section 6.11         Distributions. Without limiting any other provision set forth herein, the Parties agree that Seller shall have the right, at or prior to the Effective Date, to cause the Acquired Companies to distribute all of the cash held by the Acquired Companies to Seller or its Affiliates. From and after the Effective Date, without limiting any other provision set forth herein, to the extent Seller distributes any Cash held by the Acquired Companies to Seller or its Affiliates (excluding any Acquired Company) (any Cash distributed after the Effective Date, the “Cash Adjustment Amount”), the Cash Adjustment Amount shall reduce the Base Purchase Price pursuant to Section 2.2, provided, that the Acquired Companies may continue to make payments to Affiliates of Seller pursuant to Contracts set forth on Schedule 4.11, and such payments shall not be included in Cash Adjustment Amount or reduce the Base Purchase Price only to the extent such payments in the aggregate do not exceed the amount required to be paid between the Effective Date and the Closing Date pursuant to such Contracts as in effect as of the date hereof.

Section 6.12         Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at any Party’s request and without further consideration, the other Party shall execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement.

Section 6.13         Organizational Document Indemnities. Buyer hereby agrees not to amend, restate, supplement or otherwise modify any provisions related to indemnification or contribution set forth in the Organizational Documents of any Acquired Company in a manner that would be adverse to an officer, director or employee of such Acquired Company appointed by Seller or any of its Affiliates without Seller’s prior written consent.

Section 6.14         “Know your Customer” Rules. Buyer agrees to promptly provide on requests to Seller all documentation and other written information required under applicable “know your customer” and anti-money laundering rules, regulations and requirements including to satisfy the applicable “know your customer” requirements of the lenders under the Credit Agreement.

Section 6.15         Intercompany Accounts.

(a)          On or prior to the Closing Date, Seller shall cause all intercompany accounts between Seller, on the one hand, and any Acquired Companies, on the other hand, to be settled or otherwise eliminated without any payment by, or offset or other cost to the Acquired Companies, and all agreements and obligations between any of the Acquired Companies, on the one hand, and Seller or any of its Affiliates (other than the Acquired Companies), on the other hand, shall be terminated and released pursuant to an instrument of termination, release and discharge, substantially in the form of Exhibit C hereto (“Affiliate Release Instrument”) other than those Agreements listed on Section 6.15 of the Seller Disclosure Schedule which shall survive the Closing.

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(b)          In connection with the transactions contemplated hereby, the applicable IMTT Person and the applicable Acquired Company have executed prior to the date hereof: (i) the Assignment and Assumption Sublease by and between Seller and Holdings I, in the form of Exhibit D-1; (ii) the Assignment and Assumption and Amendment to Ground Lease by and between Seller, Holdings I and IMTT-BC LLC, in the form of Exhibit D-2; and (iii) the Amended and Restated Right-of-Way Instrument in favor of the Project Company, in the form of Exhibit D-3 (each an “IMTT Real Estate Instrument”), copies of which have been delivered to Buyer.   To the extent any cash consideration is required to be paid to any Person in connection with the execution and delivery of an IMTT Real Estate Instrument, such cash consideration shall be paid by Seller or its Affiliates (other than an Acquired Company) on behalf of such Acquired Company, and no other consideration shall be given by an Acquired Company or an IMTT Person, and no other term or condition in such Contract shall be amended, restated or supplemented in connection with execution and delivery of such IMTT Real Estate Instrument.

(c)          On or prior to the Closing Date, Seller shall cause IMTT-BC LLC to deliver an estoppel certificate or other similar instrument, substantially in the form of Exhibit E (the “IMTT Estoppel” and collectively with the IMTT Real Estate Instruments, the “IMTT Agreements”), regarding compliance with respect to drilling and relocation of ground water monitoring wells, and related soil removal, as specified in Article 8.5(c) of the Ground Lease, dated September 2, 2016, between IMTT-BC LLC and Holdings I, as assignee (and any analogous provision in any related sublease of such premises).

Section 6.16         Compliance with ISRA.

(a)          In connection with the Project Company, the Real Property, and transactions contemplated by this Agreement:

(i)          Seller shall, or shall cause the Project Company to, prepare and submit to the New Jersey Department of Environmental Protection (“NJDEP”), or cause a LSRP to prepare, certify and submit as appropriate to the NJDEP, at Seller’s sole cost and expense, the submissions required to be made prior to the Closing pursuant to ISRA in connection with the transactions contemplated by this Agreement, including but not limited to, a General Information Notice (“GIN”) (as such term is defined under ISRA) within five (5) Business Days of execution of this Agreement. Following submission of the GIN, and prior to the Closing, Seller shall, or shall cause the Project Company to (A) achieve Compliance with ISRA, or (B) submit to the NJDEP a Remediation Certification (a “Remediation Certification”), as such term is defined under ISRA, with respect to the transactions contemplated by this Agreement. Seller shall be designated as the responsible party and the party agreeing to conduct the remediation under such Remediation Certification. In an effort to allow Seller to achieve Compliance with ISRA prior to the Closing Date, Seller shall use reasonable efforts to cause Seller’s LSRP to perform prior to the Closing Date a Preliminary Assessment (“PA”) (as such term is defined in the Administrative Requirements for the Remediation of Contaminated Sites (N.J.A.C. 7:26C-1 et seq. (the “ARRCS”)) as required by ISRA for the Real Property. In the event neither Seller nor the Project Company can achieve Compliance with ISRA prior to the Closing Date, either because Seller’s LSRP does not complete the PA prior to the Closing Date or based on the results of the PA or any subsequent investigation, Seller shall submit to the NJDEP the Remediation Certification and, thereafter, at its cost and expense (including the payment of all ISRA Compliance Costs) take all actions necessary to achieve Compliance with ISRA after the Closing Date. If required in connection with the submission of the Remediation Certification, Seller shall, on or before the Closing Date, obtain and post or execute and submit to the NJDEP, at Seller’s sole cost and expense, any remediation funding source (as such term is defined under ISRA) required under such Remediation Certification to secure the performance of the Seller’s and/or the Project Company’s ISRA compliance obligations with respect to the Real Property. Any such remediation funding source shall be satisfactory in form and substance to the NJDEP and/or Seller’s LSRP. Seller shall hold the Remediation Certification and the remediation funding source in escrow until one (1) day prior to Closing, at which time Seller shall submit such Remediation Certification and remediation funding source to the NJDEP. In the event that this transaction does not close, Seller shall promptly inform the NJDEP of such event and facilitate the withdrawal of the Remediation Certification and the GIN and the release of the remediation funding source. Seller and Buyer shall execute all documents and forms required in order to give effect to the terms and conditions set forth above.

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(ii)         From and after the Closing Date, Buyer and Seller shall cooperate in good faith regarding compliance with the ISRA process, including the following: (A) Seller shall share information and drafts of any material submissions to NJDEP with Buyer, shall give Buyer a reasonable opportunity to review and, within five (5) business days of receipt thereof, comment upon such materials and Seller requesting that Seller’s LSRP consider in good faith any timely comments received from Buyer prior to submission to NJDEP; (B) Buyer or its designee shall promptly execute any documents (including a Remediation Certification) necessary or desirable in order to comply with ISRA’ s requirements; and (C) Buyer shall provide Seller and its consultants and contractors, including Seller’s LSRP (collectively, “Seller’s Representatives”) with reasonable access to the Real Property so as to allow Seller and Seller’s Representatives to take all actions necessary in order to achieve Compliance with ISRA as set forth herein. In the event Seller is required to perform any investigatory or remedial actions (collectively, “Remedial Actions”) at the Real Property following the Closing Date in order to achieve Compliance with ISRA.

(b)          such Remedial Actions shall be conducted in a commercially reasonable and cost-effective manner that is permitted under Environmental Law, including the use of appropriate non-residential clean-up standards and implementation of Engineering Controls and Institutional Controls (as such terms are defined in the ARRCS), such as, without limitation, deed notices; provided, however, that Seller or Seller’s Representatives shall not employ any Remedial Actions or remediation methods that would unreasonably interfere with the day-to-day operations of the Project Company at the Real Property provided such operations are conducted consistent with past practice of the Project Company on the Real Property. In accordance with Seller’s obligation to achieve Compliance with ISRA as set forth in this Section 6.16, Seller shall be responsible for all ISRA Compliance Costs incurred to address any releases of Hazardous Materials by the Project Company to the environment occurring prior to Closing. In the event the NJDEP issues a Remedial Action Permit (“RAP”) (as such term is defined under the ARRCS) in connection with the Remedial Actions performed by Seller at the Real Property in order to achieve Compliance with ISRA, Seller and the Project Company shall be co-permittees on such RAPs, with the Project Company being designated as the “permittee with primary responsibility for permit compliance” under such RAP(s) and the Project Company shall be responsible for all on-going compliance with such RAP(s).

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(i)          Buyer and Seller shall cooperate in good faith regarding compliance with the ISRA process, including the following: (A) Seller shall keep Buyer reasonably informed of the progress of the ISRA case and shall promptly provide Buyer with copies of all material documents submitted by Seller or Seller’s LSRP to, or received by Seller or Seller’s LSRP from, any Governmental Authority regarding the ISRA case, (B) Buyer and Seller shall respond as promptly as reasonably practicable to any inquiries or requests for additional information and documentary material received from any Governmental Authority, and (C) Seller shall use commercially reasonable efforts to accommodate Buyer’s reasonable requests for a meeting or telephone conference from time-to-time with Seller and Seller’s LSRP to discuss the ISRA case.

Section 6.17         No Solicitations.

(a)          During the Interim Period, Seller shall not take, and shall cause the Acquired Companies not to take, and shall use commercially reasonable efforts to cause its other Affiliates and their respective Representatives not to take any action to initiate, solicit, negotiate, assist, or facilitate (including by furnishing confidential information with respect to the Acquired Companies, permitting access to their Assets or their books and records or participating in any discussions in respect thereof, in each case, for the purposes contemplated by this Section 6.17(a)) any offer from any Person concerning any proposal for a merger or other business combination or similar transaction to which the Acquired Companies is a party or the acquisition of any Equity Interest in, or of all or substantially all of the Assets of, any Acquired Company other than, for purposes of clarity, transactions involving Seller Guarantor or its Affiliates (other than the Acquired Companies or their respective Assets) that do not impact the enforceability of this Agreement, the Seller Guaranty or any Ancillary Agreements. Seller shall, and shall cause the Acquired Companies to, and shall exercise its commercially reasonable efforts to cause its Affiliates and their respective Representatives to, promptly cease any such discussions or negotiations with any Person (other than Buyer or its Affiliates) in progress as of the date hereof.

(b)          Within ten (10) Business Days of the date of this Agreement, the Parties shall use commercially reasonable efforts, or shall use commercially reasonable efforts to cause their respective Affiliates, to execute and deliver a Contract granting Buyer and its Affiliates exclusivity during the Interim Period on terms, inter alia, substantially as set forth in Section 6.17(a) with respect to the electric generating facility described in Section 1.1-N of the Seller Disclosure Schedule.

(c)          During the period after the Closing Date, Seller and its Affiliates shall not employ, retain or hire or solicit for employment, retention or hire the Person(s) set forth on Section 6.17(b) of the Seller Disclosure Schedule and shall not induce such Person(s) set forth on Section 6.17(b) of the Seller Disclosure Schedule to terminate or breach an employment, contractual or other relationship with any Acquired Company, its Affiliates, or any vendor or contractor to any Acquired Company or its Affiliates; provided the foregoing covenants and restrictions shall not include any general solicitations of employment not specifically targeted at the Person(s) set forth on Section 6.17(b) of the Seller Disclosure Schedule, including responses to general advertisements.

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Section 6.18         Title Cooperation. Prior to Closing, Seller shall use commercially reasonable efforts, and shall cause the Acquired Companies to use commercially reasonable efforts, to cause the respective Representatives of Seller and the Acquired Companies to cooperate with Buyer in a commercially reasonable manner in connection with Buyer obtaining (a) any customary title insurance policy or policies (including in connection with the preparation or updating of any related land title surveys) with respect to the Real Property, and/or (b) any customary endorsements (including a non-imputation endorsement or similar coverage) to any existing title insurance policies held by the Acquired Companies, in each case as reasonably requested by Buyer; provided that neither Seller nor any Acquired Company shall be obligated to pay any fee or incur any liability or obligation (including for so called “gap-indemnity” or any other indemnity) with respect thereto or otherwise incur any liability or additional obligation with respect thereto. Without limiting the generality of the foregoing, Seller shall cause the Acquired Companies, as applicable, to execute and deliver any customary documents and affidavits at Closing, in each case in a form reasonably acceptable to the applicable reputable national title company, as may reasonably be necessary for such title company to issue Buyer’s requested customary title policies and/or endorsements; provided that Seller shall not be required to deliver any such affidavits or other documents.

Section 6.19         Reporting. During the Interim Period, (i) Seller shall provide Buyer with (A) on or prior to five (5) Business Days following receipt, the monthly operating reports with respect to the Project prepared in the ordinary course of business by EthosEnergy and provided to Seller pursuant to the O&M Agreement, and (B) on or prior to fifteen (15) Business Days following the end of each calendar month, the unaudited consolidated balance sheet and the statement of income for such month for Holdings, dated as of the end of such month, and (ii) promptly and in any event within five (5) Business Days after receipt, Seller shall provide Buyer with (A) any written notice or report (other than routine correspondence of a non-substantive nature) provided by or on behalf of an Acquired Company (or any of its Affiliates or Representatives) to any counterparty to, or provided by or on behalf of any counterparty to, the Credit Agreement, the Tolling Agreements, Siemens Supply Agreement, the EPC Contracts, the BOP Agreements, the TETCO IA or the LGIA, (B) on or prior to fifteen (15) Business Days following the end of each calendar month, copies of each material invoice received or sent in such calendar month with respect to any Tolling Agreement, the BOP Agreements, the EPC Contracts, the Siemens Supply Agreement, the TETCO IA, the LGIA, the SCR Supply and Services Agreement, Siemens Settlement Agreement or Ethos AFE, and notice of any objection made or dispute commenced with respect to such invoices, and (C) on or prior to fifteen (15) Business Days following the end of each calendar month, all notices delivered to or by any Acquired Company or its Affiliates in such calendar month, and evidence of any payments made by or on behalf of an Acquired Company in such calendar month under the ACO. Notwithstanding the foregoing, Seller shall not be deemed to be in breach of this Section 6.19 if Seller has endeavored in good faith to comply with its obligations set forth in this Section 6.19; provided, for the avoidance of doubt, Seller shall not be acting in good faith in the event Seller or the Acquired Companies has possession of any relevant document and deliberately fails to deliver such document as provided in this Section 6.19.

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Section 6.20         Financing.

(a)          Prior to the Closing, Seller and the Acquired Companies shall use commercially reasonable efforts to provide, and to cause their respective Representatives to provide, at Buyer’s sole expense, such reasonable cooperation with Buyer’s efforts to obtain any debt financing, the proceeds of which debt financing, or a portion thereof, will be used by Buyer to fund all or a portion of the Purchase Price payable on the Closing Date (the “Financing”) (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of any of the Acquired Companies) including: (i) furnishing to Representatives of the Financing Sources such information, books and records, other documentation as may be reasonably requested by Buyer and providing access to the Project, subject to the limitations and requirements of Section 6.2(a), (ii) making Seller, the Acquired Companies or their respective Representatives available on reasonable advance notice for a reasonable number of meetings (telephonically or otherwise) with rating agencies and Financing Sources, in each case, at times and locations to be mutually agreed and (iii) reasonably assisting Buyer in the preparation of (A) any bank information memorandum and other marketing documents in connection with the Financing and (B) rating agency presentations, in each case, to the extent customary for debt transactions of the type specified in the documentation evidencing the terms of such Financing, which assistance shall in any case be limited to the provision of information relating to the Acquired Companies (including information as to recent performance and developments) that would customarily be provided by the borrower under such Financing; provided, that, in each case, none of Seller, any Acquired Company (prior to the Closing Date) or their respective Representatives shall be required to (A) disclose any information or take any other action which is prohibited or restricted under applicable Laws or any contract or subject to legal privilege or (B) provide any financial statements or information other than the Financial Statements and such other financial statements or information as is customary for acquisition and project financing and is related to the Acquired Companies. Buyer shall indemnify, defend and hold harmless Seller, each Acquired Company and each of their respective Representatives from and against any and all Losses incurred by Seller, its Affiliates and their respective Representatives in connection with the Financing or any information provided in connection therewith.

(b)          Notwithstanding anything to the contrary contained in this Section 6.20 or elsewhere in this Agreement, in no event shall this Section 6.20 be deemed to condition the Closing (or the obligation of Buyer to consummate the Closing) on Buyer obtaining the Financing or any other third party funding to be used in connection with the transactions contemplated by this Agreement or otherwise.

Section 6.21         Expansion Project; ACO. Prior to Closing, Seller shall cause the Project Company to use (i) commercially reasonable efforts to (I) perform its obligations and enforce the Project Company’s rights and remedies under (A) the Ethos AFE, SCR Supply and Services Agreement and Siemens Settlement Agreement, and (B) to the extent related to the matters set forth on Schedule 7.6, the DCO Energy EPC Contract, the Siemens Supply Agreement and any BOP Agreement, and (II) address the matter described in item 9 of Section 6.3 of the Seller Disclosure Schedule and (ii) comply with its reporting obligations and pay all fines when due under the ACO.

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Article VII.
BUYER’S CONDITIONS TO CLOSING

The obligation of Buyer to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Buyer):

Section 7.1           Representations and Warranties.

(a)          The representations and warranties (other than the Fundamental Representations and the representation and warranty made in Section 4.8(b)) made by Seller in Articles III and IV (without giving effect to any materiality or Material Adverse Effect qualifiers contained therein) shall be true and accurate on and as of the Closing Date (except for representations and warranties which are as of a specific date, which shall be true and accurate as of such date) unless the failure to be true and accurate would not in the aggregate have a Material Adverse Effect.

(b)          The Fundamental Representations and the representation and warranty made in Section 4.8(b) made by Seller shall be true and accurate in all respects on and as of the Closing Date, except for representations and warranties which are as of a specific date, which shall be true and accurate in all respects as of such date.

Section 7.2           Performance. Seller shall have performed and complied, in all material respects, with all agreements, covenants and obligations required by this Agreement to be performed or complied with by Seller at or before the Closing.

Section 7.3           Officer’s Certificate. Seller shall have delivered to Buyer at the Closing a certificate of an officer of Seller, dated as of the Closing Date, as to the matters set forth in Sections 7.1 and 7.2.

Section 7.4           Orders and Laws. There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Authority of competent jurisdiction to the effect that the purchase and sale of the Purchased Equity Interests pursuant to this Agreement may not be consummated as provided in this Agreement.

Section 7.5           Consents and Approvals. The Buyer Approvals and Company Consents shall have been duly obtained, made or given and shall be in full force and effect.

Section 7.6           Completion Milestones. Items on Schedule 7.6 shall have been completed.

Section 7.7           Resignation of Members, Managers, Officers and Directors. Seller shall have caused the resignation or removal of all members, managers, partners, officers and directors, as applicable, nominated or appointed by Seller or its Affiliates to any board or operating, management or other committee relating to the Acquired Companies, and shall have delivered to Buyer at the Closing evidence of such resignations or removals.

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Article VIII.
SELLER’S CONDITIONS TO CLOSING

The obligation of Seller to consummate the Closing is subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Seller):

Section 8.1           Representations and Warranties.

(a)          The representations and warranties (other than the Fundamental Representations) made by Buyer in Article V shall be true and accurate on and as of the Closing Date (except for representations and warranties which are as of a specific date, in which event they shall be true and accurate as of such date) unless the failure to be true and accurate would not in the aggregate have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

(b)          The Fundamental Representations made by Buyer shall be true and accurate in all material respects on and as of the Closing Date, except for representations and warranties which are as of a specific date, which shall be true and accurate in all material respects as of such date.

Section 8.2           Performance. Buyer shall have performed and complied, in all material respects, with all agreements, covenants and obligations required by this Agreement to be so performed or complied with by Buyer at or before the Closing.

Section 8.3           Officer’s Certificate. Buyer shall have delivered to Seller at the Closing a certificate of an officer of Buyer, dated as of the Closing Date, as to the matters set forth in Sections 8.1 and 8.2.

Section 8.4           Orders and Laws. There shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Authority of competent jurisdiction to the effect that the purchase and sale of the Purchased Equity Interests pursuant to this Agreement may not be consummated as provided in this Agreement.

Section 8.5           Consents and Approvals. The Seller Approvals and Company Consents shall have been duly obtained, made or given and shall be in full force and effect.

Article IX.
TERMINATION

Section 9.1           Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time before the Closing as follows:

(a)          by Seller or Buyer, by written notice to the other, if any Law or order (which is final and not appealable) issued by a Governmental Authority of competent jurisdiction restrains, enjoins or otherwise prohibits or makes illegal the transactions contemplated pursuant to this Agreement;

(b)          by Seller, by written notice to Buyer, (i) immediately if Buyer has breached its obligation to pay the Purchase Price pursuant to Sections 2.2 and 2.5 at any time, or (ii) if Buyer has breached any other representation, warranty, covenant, agreement or obligation in this Agreement and such breach, in the case of this clause (ii), (A) has not been cured within 30 days following written notification thereof; provided, however, that if, at the end of such 30 day period, Buyer is endeavoring in good faith, and proceeding diligently, to cure such breach, Buyer shall have until the Business Day before the Outside Date to cure such breach and (B) would result in a failure of a condition to Seller’s obligation to close pursuant to the terms of this Agreement;

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(c)          by Buyer, by written notice to Seller, if Seller has breached any representation, warranty, covenant, agreement or obligation in this Agreement and (i) such breach has not been cured within 30 days following written notification thereof; provided, however, that if, at the end of such 30 day period, Seller is endeavoring in good faith, and proceeding diligently, to cure such breach, Seller shall have until the Business Day before the Outside Date in which to effect such cure and (ii) such breach would result in a failure of a condition to Buyer’s obligation to close pursuant to the terms of this Agreement;

(d)          by Buyer or Seller, by notice to the other, on or after 180 days after the date hereof or such later date as Buyer and Seller may agree in writing (the “Outside Date”); provided, that (i) if the sole reason Closing has not occurred prior to the Outside Date is the inability of the Parties to obtain any Buyer Approval, Seller Approval or Company Consent required by any Governmental Authority (including the termination or expiration of any waiting periods imposed by any Governmental Authority), then such Outside Date may be extended by any Party by written notice to the other Party for not more than 60 additional days in the aggregate; and (ii) Buyer cannot terminate under this provision if the failure of the Closing to occur is the result of the failure on the part of Buyer to perform any of its obligations hereunder and Seller cannot terminate this Agreement under this provision if the failure of the Closing to occur is the result of the failure on the part of Seller to perform any of its obligations hereunder, which, in either case, has caused the Closing not to occur; and

(e)          by mutual written consent of Buyer and Seller.

Section 9.2           Effect of Termination.

(a)          If this Agreement is validly terminated pursuant to Section 9.1, there will be no Liability on the part of Seller or Buyer (or any of their respective Representatives or Affiliates), except as provided in this Section 9.2, and provided that Sections 1.2, 6.2(b), Section 6.7, 6.9, 6.10, 9.2, 9.3, 10.4 and 10.5 and Article XI will survive any termination of this Agreement, and each Party shall continue to be liable for any breach of this Agreement by it occurring prior to such termination, subject to Section 9.2(b).

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(b)          In the event that this Agreement is validly terminated by Seller pursuant to Section 9.1(b) for a breach by Buyer of any representation, warranty or covenant under this Agreement, and all conditions to Closing set forth in Section 7.1 and Section 7.2 have been satisfied (or are reasonably capable of being satisfied), other than such conditions that are prevented from being satisfied by Buyer’s breach of any of its representations, warranties, covenants or other agreements contained herein (and such breach has not been waived by Seller), then, in lieu of all other claims and remedies that might otherwise be available with respect thereto, including elsewhere in this Agreement and notwithstanding any other provision of this Agreement, Seller shall thereupon be entitled to receive as liquidated damages in connection with such termination an amount equal to the Reverse Termination Fee minus all amounts (if any) paid by or on behalf of Buyer to Seller prior to termination of this Agreement with respect to any Claim brought under or with respect to this Agreement or the transactions contemplated hereby. If Buyer fails to promptly pay the Reverse Termination Fee in full when due (as determined pursuant to a final and binding court order) and, in order to obtain such payment, Seller commences a suit that results in a judgment against Buyer for the Reverse Termination Fee or any portion thereof, Buyer shall pay to Seller (i) Seller’s costs and expenses (including attorneys’ fees) in connection with such suit and (ii) interest on the amount of such Reverse Termination Fee or portion thereof through the date of payment at the rate of eight percent (8%) per annum, compounded quarterly. The Parties agree that the agreements contained in this Section 9.2(b) are an integral part of the transactions contemplated hereby and that the amount payable pursuant to this Section 9.2(b) is not a penalty, but rather is liquidated damages in lieu of all other damages in a reasonable amount that will compensate Seller for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and for losses and damages likely to be incurred or suffered as a result of termination in the circumstances described in this Section 9.2(b), which amount would otherwise be impossible to calculate with precision, and that the payment contemplated by this Section 9.2(b) is a reasonable forecast of just compensation for such termination. Notwithstanding anything herein to the contrary, where Seller is entitled to and elects as a remedy the payment under this Section 9.2(b), the right to receive such payment pursuant to this Section 9.2(b) shall be the sole and exclusive remedy of Seller and its Affiliates against Buyer and/or any of its Representatives with respect to this Agreement and the transactions contemplated hereby; and provided that the foregoing shall not prohibit Seller from seeking specific performance under Section 9.3 in lieu of the payment contemplated by this Section 9.2(b), and provided further that Seller may seek both remedies concurrently but shall not be entitled to both the Reverse Termination Fee and grant of specific performance. Notwithstanding the foregoing, the Reverse Termination Fee shall not be payable in the event of a termination by Seller under Section 9.2(d) if (and only if) such breach resulted from Buyer failing to conform to the standard(s) of conduct in Section 6.1 that is applicable to Buyer in connection with obtaining or making the Company Consents and the Buyer Approvals, but Buyer nevertheless used its good faith efforts to consummate the transactions contemplated hereby and did not take actions intended by Buyer to cause the Closing not to occur.

(c)          Upon termination of this Agreement by either Party for any reason, each Party shall return or destroy, in accordance with the terms of the Non-Disclosure Agreement, all documents and other materials of any other Party relating to the Acquired Companies, the Purchased Equity Interests, the Assets of an Acquired Company, or this Agreement and the transactions contemplated hereby, including any information relating to the Parties to this Agreement, whether obtained before or after the execution of this Agreement and all information received by Buyer with respect to the Acquired Companies, the Assets of the Acquired Companies or Seller shall remain subject to the Non-Disclosure Agreement.

Section 9.3           Specific Performance and Other Remedies. The Parties agree that immediate and irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that a Party does not perform its obligations under this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated in accordance with the terms hereof) or otherwise breaches the provisions hereof. Each Party acknowledges and agrees that (a) the other Party shall be entitled to an injunction, specific performance, or other equitable relief, as provided in this Section 9.3, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, prior to the valid termination of this Agreement in accordance with Section 9.1, and (b) the right of an injunction, specific enforcement or other equitable relief is an integral part of the transactions and without that right, the other Party would not have entered into this Agreement. Each Party agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other Party has an adequate remedy at Law or that an award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at Law or equity. Each Party acknowledges and agrees that the other Party shall not be required to provide any bond or other security in connection with any such proceeding. The rights to specific performance, injunction or other equitable relief provided in this Section 9.3 are in addition to any other remedy to which a Party is or may be entitled to under this Agreement, except (i) as otherwise provided herein and (ii) without limitation, as provided in Section 9.2(b).

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Article X.
INDEMNIFICATION, LIMITATIONS OF LIABILITY AND WAIVERS

Section 10.1         Indemnification.

(a)          Subject to Section 10.2, from and after the Closing, Seller shall indemnify, defend and hold harmless Buyer and its respective stockholders, partners, members, officers, employees, Affiliates and Representatives (collectively, the “Buyer Indemnified Parties”) from and against all Losses incurred or suffered by any Buyer Indemnified Party resulting from:

(i)          any breach or inaccuracy as and when made of any representation or warranty of Seller contained in this Agreement or any certificates delivered hereunder;

(ii)         any breach of any covenant or agreement of Seller contained in this Agreement or any certificates delivered hereunder; and

(iii)        any Seller Taxes

provided, for purposes of the indemnification in Section 10.1(a)(i), any materiality qualifiers such as “Material Adverse Effect”, “material”, “materially”, “in all material respect” and other similar qualifiers contained in any representation or warranty shall be ignored solely for purposes of calculating the corresponding damages but not in determining whether a breach has occurred.

(b)          Subject to Section 10.2, from and after Closing, Buyer shall indemnify, defend and hold Seller and its respective stockholders, partners, members, officers, employees, Affiliates and Representatives (collectively, the “Seller Indemnified Parties” and, together with Buyer Indemnified Parties, the “Indemnified Parties”) harmless from and against all Losses incurred or suffered by any Seller Indemnified Party resulting from:

(i)          any breach or inaccuracy as and when made of any representation or warranty of Buyer contained in this Agreement or any certificates delivered hereunder; and

(ii)         any breach of any covenant or agreement of Buyer contained in this Agreement or any certificates delivered hereunder,

provided, for purposes of the indemnification in Section 10.2(a)(i), any materiality qualifiers such as “Material Adverse Effect”, “material”, “materially”, “in all material respect” and other similar qualifiers contained in any representation or warranty shall be ignored solely for purposes of calculating the corresponding damages but not in determining whether a breach has occurred.

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Section 10.2         Limitations of Liability. Notwithstanding anything in this Agreement to the contrary:

(a)          (i) the representations and warranties in this Agreement and any certificates delivered hereunder shall survive the Closing for twelve (12) months following the Closing Date, after which time no Person may make or bring a Claim for Liability hereunder; provided, however, that (A) the representations and warranties in Section 3.1 (Organization), Section 3.2 (Authority; Enforceability), Section 3.3(a) (No Conflicts; Consents and Approvals), Section 3.5 (Brokers), Section 4.1 (Organization), Section 4.3 (Capitalization), Section 4.15 (Brokers), Section 5.1 (Organization), Section 5.2 (Authority; Enforceability), and Section 5.6 (Brokers) (collectively, the “Fundamental Representations”) shall survive the Closing for three years following the Closing Date, (B) the representations and warranties in Section 4.9 (Taxes) shall survive the Closing until thirty (30) days after the expiration of the applicable statute of limitations and (C) the representations and warranties in Section 4.14 (Environmental) shall survive the Closing for three years following the Closing Date, (ii) the covenants, agreements and obligations in this Agreement to be performed on or prior to the Closing shall survive until the Closing for twelve (12) months following the Closing Date, and (iii) the covenants, agreements and obligations in this Agreement to be performed after the Closing shall survive until the date on which they have been fully performed; provided, that any Claim made or asserted by a Person within the applicable survival period shall continue to survive with respect to such Claim until such Claim is finally resolved and all obligations with respect thereto are fully satisfied;

(b)          with respect to any claim for indemnification pursuant to Section 10.1(a)(i) or Section 10.1(a)(iii), any breach of this Agreement or any certificates delivered hereunder in connection with any single item or group of related items that results in Losses of less than $375,000 shall be deemed, for all purposes of this Agreement, not to be a breach of this Agreement for which damages shall be recoverable;

(c)          an Indemnifying Party shall have no Liability arising out of or relating to this Agreement or any certificate delivered hereunder (other than arising out of any breach of the Fundamental Representations, the representations or warranties in Section 4.9 (Taxes) or under Section 10.1(a)(ii) or (a)(iii) for which the Deductible Amount shall be zero) until the aggregate amount of all Losses incurred by an Indemnified Party equals or exceeds 1.0% of the Base Purchase Price (the “Deductible Amount”), in which event such Indemnifying Party shall be liable for Losses only to the extent they are in excess of the Deductible Amount;

(d)          in no event shall an Indemnifying Party’s aggregate Liability, (i) arising out of or relating to this Agreement, whether based on contract, tort, strict liability, other Laws or otherwise, exceed 10.0% of the Base Purchase Price, except as set forth in clause (ii) below; and (ii) arising out of any breach of the Fundamental Representations, the representations or warranties in Section 4.9 (Taxes) or under Section 10.1(a)(ii) or (a)(iii) (together with the aggregate Liability pursuant to clause (i) above) exceed in the aggregate 100% of the Base Purchase Price;

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(e)          any Indemnified Party that becomes aware of a Loss for which it seeks indemnification under this Article X shall be required to use commercially reasonable efforts to mitigate the Loss including taking any actions reasonably requested by the Indemnifying Party and an Indemnifying Party shall not be liable for any Loss to the extent that it is attributable to the Indemnified Party’s failure to mitigate;

(f)          no Party shall have any Liability for any Loss which would not have arisen but for any alteration or repeal or enactment of any Law after the Closing Date;

(g)          Seller shall have no Liability for any Losses that represent the cost of repair or replacement exceeding the lowest reasonable cost of repair or replacement;

(h)          the Losses suffered by any Indemnified Party shall be calculated after giving effect to any amounts covered by third parties, including insurance proceeds, in each case net of the reasonable third party out of pocket costs and expenses associated with such recoveries (it being understood and agreed that the Indemnified Parties shall use their commercially reasonable efforts to seek insurance recoveries in respect of Losses to be indemnified hereunder). If any insurance proceeds or other recoveries from third parties are actually realized (in each case calculated net of the reasonable third party out of pocket costs and expenses associated with such recoveries) by an Indemnified Party subsequent to the receipt by such Indemnified Party of an indemnification payment hereunder in respect of the claims to which such insurance proceeds or third party recoveries relate, the Indemnified Party shall hold such amounts in trust and appropriate refunds shall be made promptly to the Indemnifying Party regarding the amount of such indemnification payment;

(i)          for the avoidance of doubt, it is the express intention of the Parties that the indemnification provided for in this Article X shall apply to direct Claims between the Parties for a breach of this Agreement (whether or not involving a third party);

(j)          notwithstanding any other provision of this Agreement to the contrary, if Buyer or Seller, as applicable, has Actual Knowledge prior to the date of this Agreement that such other Party is in breach of a representation and warranty made by such other Party in this Agreement, such Party shall have no right or remedy with respect to such inaccuracy and shall be deemed to have waived its rights to indemnification in respect thereof; and

(k)          with respect to any claim for indemnification pursuant to Section 10.1(a)(i) that arises from the representations and warranties in Section 4.9 (Taxes), Seller shall have no Liability arising out of or relating to Taxes to the extent that Buyer would be responsible for such Taxes pursuant to Section 6.7(c), except to the extent that such Taxes were solely due to Seller’s breach of a covenant in Section 6.7.

Section 10.3         Indirect Claims.

(a)          From and after the Closing, Buyer, on behalf of itself, each of the Acquired Companies, and each of its and their Affiliates and Representatives, agrees to release, forever discharge, indemnify and hold harmless Seller and its Affiliates and Representatives, and the Representatives of the Acquired Companies (acting in their capacity as such) from and against any Losses or Claims by Buyer or any of its Affiliates for officer, director, partner, manager, or controlling stockholder Liability or breach of any fiduciary duty relating to any pre-Closing actions or failures to act including negligence or gross negligence) by Seller or any of its Affiliates in connection with the Project, the Assets of the Acquired Companies or the Acquired Companies prior to the Closing.

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(b)          Except to the extent otherwise set forth in the Seller Guaranty or the Buyer ECL, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as set forth in the Seller Guaranty or in the Buyer ECL), and, to the maximum extent permitted by applicable Laws, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by applicable Laws, except to the extent otherwise set forth in the Seller Guaranty or the Buyer ECL, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose Liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

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Section 10.4         Waiver of Other Representations. EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLES III AND IV OR IN ANY CERTIFICATE DELIVERED HEREUNDER, THE PURCHASED EQUITY INTERESTS INCLUDING THE ASSETS OF THE ACQUIRED COMPANIES ARE “AS IS, WHERE IS,” AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO LIABILITIES, OPERATIONS, TITLE, CONDITION, VALUE OR QUALITY OF THE ASSETS OF THE ACQUIRED COMPANIES OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ASSETS OF THE ACQUIRED COMPANIES, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO ACTUAL OR RATED GENERATING CAPABILITY OR THE ABILITY TO SELL ELECTRIC ENERGY, CAPACITY OR OTHER PRODUCTS FROM TIME TO TIME, AND SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE ACQUIRED COMPANIES, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR AS TO THE CONDITION OF THE ASSETS OF THE ACQUIRED COMPANIES, OR ANY PART THEREOF, INCLUDING, WITHOUT LIMITATION, WHETHER THE ACQUIRED COMPANIES POSSESS SUFFICIENT REAL PROPERTY OR PERSONAL PROPERTY TO OPERATE, IN EACH CASE EXCEPT AS EXPRESSLY SET FORTH HEREIN. SELLER FURTHER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING THE ABSENCE OF HAZARDOUS MATERIALS OR LIABILITY OR POTENTIAL LIABILITY ARISING UNDER ENVIRONMENTAL LAWS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED HEREIN, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF ANY KIND REGARDING THE CONDITION OF THE ASSETS OF THE ACQUIRED COMPANIES, SUITABILITY FOR OPERATION OF A POWER PLANT OR AS SITES FOR THE DEVELOPMENT OF ADDITIONAL OR REPLACEMENT GENERATION CAPACITY FOR ANY PURPOSE AND NO MATERIAL OR INFORMATION PROVIDED BY OR COMMUNICATIONS MADE BY OR ON BEHALF OF SELLER OR BY ANY REPRESENTATIVE, BROKER OR INVESTMENT BANKER, INCLUDING WITHOUT LIMITATION ANY INFORMATION OR MATERIAL CONTAINED IN THE DESCRIPTIVE MEMORANDUM OR MANAGEMENT PRESENTATION RECEIVED BY BUYER, ITS AFFILIATES OR THEIR RESPECTIVE REPRESENTATIVES (INCLUDING ANY SUPPLEMENTS), INFORMATION PROVIDED DURING DUE DILIGENCE, INCLUDING BUT NOT LIMITED TO INFORMATION IN THE DATA ROOM, AND ANY ORAL, WRITTEN OR ELECTRONIC RESPONSE TO ANY INFORMATION REQUEST PROVIDED TO BUYER, WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE ASSETS THAT IS NOT SET FORTH HEREIN.

Section 10.5         Waiver of Remedies.

(a)          The Parties hereby agree that (i) after the Closing, neither Party shall have any Liability, and neither Party shall make any Claim, for any Loss or other matter under, relating to or arising out of this Agreement, whether based on contract, tort, strict liability, other Laws or otherwise, except as expressly provided in Sections 6.2(b) and Section 10.1 and (ii) the remedies provided for in Sections 6.2(b), 6.9 and Section 10.1 shall be Buyer’s and Seller’s sole and exclusive remedy after the Closing for any breach of the representations and warranties or covenants contained in this Agreement or any claims relating to this Agreement, other documents, certificates or agreements delivered in connection with this Agreement, the Acquired Companies or any Law or otherwise.

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(b)          The Parties hereto acknowledge that their sole and exclusive remedy against such other Party or any Affiliate of such Party (excluding as an Affiliate of Seller or Buyer any IMTT Person and each Acquired Company which is a party to an IMTT Agreement, in each case pursuant to the applicable IMTT Agreements (“Preserved Claims”) for any Losses relating to any Environmental Laws, Permits required under Environmental Laws or Hazardous Materials, or any environmental, health or safety matter, including natural resources, arising from or relating to the Project or this Agreement (“Environmental Losses”), is under Section 10.1 of this Agreement and under any Ancillary Agreement, including the SCR Indemnity Agreement. In furtherance of the foregoing, from and after the Closing Date, except for any Losses for which Seller is obligated to indemnify the Buyer Indemnified Parties pursuant to Section 10.1 or pursuant to such Ancillary Agreement, (i) each Buyer Indemnified Party, on the one hand, and each Seller Indemnified Party (excluding any Preserved Claims), on the other hand, hereby releases, on its own behalf and on behalf of its Affiliates (excluding for Seller Indemnified Parties, any Preserved Claims), predecessors, successors and assigns, officers, directors, employees, agents and partners, to the fullest extent permitted under applicable Law, respectively, Seller and each of its Affiliates (other than any Preserved Claims), on the one hand, and Buyer, on the other hand, from (x) any Environmental Losses incurred by any Buyer Indemnified Party, on the one hand, or any Seller Indemnified Party (excluding any Preserved Claims), on the other hand, arising from or relating to the Project or this Agreement and (y) any other environmental, health or safety matter, including natural resources, related in any way to the Project or this Agreement or its subject matter; and (ii) each Buyer Indemnified Party, on the one hand, and each Seller Indemnified Party (excluding any Preserved Claims), on the other hand, hereby waives, on its own behalf and on behalf of its Affiliates (excluding any Preserved Claims), predecessors, successors and assigns, officers, directors, employees, agents and partners, to the fullest extent permitted under applicable Law, any claim or remedy against Seller and each of its Affiliates (other than any Preserved Claims), on the one hand, and Buyer and each of its Affiliates, on the other hand, now or hereafter available under any applicable Environmental Law, including CERCLA or similar international, foreign, federal, regional or state Law, whether or not in existence on the date hereof.

(c)          NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PARTY SHALL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, CONSEQUENTIAL, INDIRECT, PENAL, SPECIAL OR INCIDENTAL DAMAGES, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM THE OTHER PARTY’S SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT (“NON-REIMBURSABLE DAMAGES”); PROVIDED, HOWEVER, THAT THE FOLLOWING SHALL NOT BE DEEMED TO BE NON-REIMBURSABLE DAMAGES: (I) LOST PROFITS REASONABLY FORESEEABLE AS OF THE DATE OF BREACH (EXCLUDING LOSSES CALCULATED BY REFERENCE TO ANY MULTIPLE OF EARNINGS OR EARNINGS BEFORE INTEREST, TAX, DEPRECIATION OR AMORTIZATION (OR ANY OTHER VALUATION METHODOLOGY)), (II) THIRD-PARTY CLAIMS FOR WHICH ANY PARTY IS OBLIGATED TO INDEMNIFY ANOTHER HEREUNDER AND (II) IF SELLER ENGAGED IN FRAUD OR CRIMINAL CONDUCT IN CONNECTION WITH THIS AGREEMENT. FOR PURPOSES OF CLARITY, ANY LOSSES DESCRIBED IN THE PARENTHETICAL IN CLAUSE (I) IN THE PRECEDING PROVISO SHALL BE DEEMED NON-REIMBURSABLE DAMAGES.

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Section 10.6         Procedure with Respect to Third-Party Claims.

(a)          If any Indemnified Party becomes subject to a pending or threatened Claim of a third party and such Party (the “Claiming Party”) believes it has a Claim against the other Party (the “Responding Party”) pursuant to and subject to this Article X as a result, the Claiming Party shall promptly, but in no event later than 15 days after becoming subject to such pending or threatened third party Claim, (i) notify the Responding Party in writing, describing in reasonable detail (A) the basis for such third party Claim, (B) the nature of the third party Claim, (C) the Claiming Party’s best estimate of the amount of Losses attributable to the third party Claim and (D) the basis of the Claiming Party’s request for indemnification under this Agreement, and (ii) provide a copy of all papers served with respect to such third party Claim (if any). The failure of the Claiming Party to so notify the Responding Party shall not relieve the Responding Party of Liability hereunder except to the extent that the defense of such Claim is prejudiced by the failure to give such notice.

(b)          If any Claim is brought by a third party against a Claiming Party and the Claiming Party gives notice to the Responding Party pursuant to Section 10.6(a), the Responding Party shall be entitled to participate in the defense of such Claim and, to the extent that it wishes, to assume the defense, if the Responding Party provides written notice to the Claiming Party within sixty (60) days of its receipt of the Claiming Party’s notice that the Responding Party intends to undertake such defense by counsel chosen by it and reasonably satisfactory to the Claiming Party. So long as the Claiming Party or its counsel does not impair or interfere with the defense of such Claim, the Claiming Party shall have the right to employ separate counsel (who may be selected by the Claiming Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Claiming Party. The Claiming Party and the Responding Party shall fully cooperate with each other and their respective counsel in the defense or compromise of such Claim. If the Responding Party assumes the defense of a Claim, no compromise or settlement of such Claims may be effected by the Responding Party without the Claiming Party’s consent (which is not to be unreasonably withheld, conditioned or delayed) unless the sole relief provided is monetary damages that are paid in full by the Responding Party, and such compromise or settlement includes the granting by each claimant or plaintiff to each Claiming Party of an unconditional release from all liability in respect of such third party Claim. Notwithstanding anything to the contrary contained in this Section 10.6(b), the Responding Party’s defense of any Claim or proceeding shall not constitute an admission that such Responding Party has any indemnity obligations pursuant to this Article X.

(c)          If notice is given to the Responding Party of the commencement of any third-party Claim and the Responding Party does not, within sixty (60) days after the Claiming Party’s notice is given, give notice to the Claiming Party of its election to assume the defense of such Claim then the Claiming Party shall (upon notice to the Responding Party) have the right to undertake the defense of such Claim; provided, however, the Responding Party (x) shall reimburse the Claiming Party for the costs of defending against such third party Claim (including reasonable attorneys’ fees and expenses) and (y) shall remain otherwise responsible for any liability with respect to amounts arising from or related to such third party Claim, in each case, to the extent it is ultimately determined that such Responding Party is liable with respect to such third party Claim for a breach under this Agreement, but subject in all cases to the limits on Responding Party’s liability under Section 10.2 and otherwise in Article X. The Responding Party may elect to participate in such legal proceedings, negotiations or defense at any time at its own expense. The Claiming Party and the Responding Party shall fully cooperate with each other and their respective counsel in the defense or compromise of such Claim. No compromise or settlement of any such Claims may be effected by Buyer if it is the Claiming Party without Seller’s consent (which is not to be unreasonably withheld, conditioned or delayed).

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(d)          Section 10.6(a) through (c) apply only to indemnification relating to third-party Claims. A Party may assert an indemnity Claim not related to a third-party Claim by providing notice to the other Party within the applicable time periods set forth in Section 10.2(a).

Section 10.7         Subrogation. Upon payment of a Loss by an Indemnifying Party to an Indemnified Party pursuant to this Article X, such Indemnifying Party, without any further action, shall be subrogated to any and all claims against any third party relating to such Loss. The Indemnified Party shall use commercially reasonable efforts to cooperate with such Indemnifying Party, at the expense of the Indemnifying Party, in order to enable such Indemnifying Party to pursue such claims.

Section 10.8         Adjustment to Purchase Price. The Parties agree that any indemnification payment shall be treated as an adjustment to the Purchase Price for all purposed except as otherwise required pursuant to applicable Law.

Article XI.
MISCELLANEOUS

Section 11.1         Notices.

(a)          Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by email or sent by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

If to Buyer, to:

c/o Morgan Stanley Infrastructure, Inc.
1585 Broadway
New York, NY 10036
Email Address: andrew.medvedev@morganstanley.com
Attn: Andrew Medvedev, Managing Director

With copies to:

c/o Morgan Stanley Infrastructure, Inc.

1585 Broadway

New York, NY 10036

Email Address: nitin.khakee@morganstanley.com

Attn: Nitin Khakee, Executive Director

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Hunton Andrews Kurth LLP

200 Park Avenue

New York, NY 10166

Email Address: mmadden@hunton.com

Attn: Michael J. Madden

If to Seller, to:

Macquarie Infrastructure Corporation

125 West 55th Street, Level 15, New York, NY 10019

Email Address: Michael.Kernan@macquarie.com

Attn: Michael Kernan, General Counsel

With copies to:

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020-1095
Email Address: michael.shenberg@whitecase.com
Attn: Michael S. Shenberg

(b)          Notice given by personal delivery, mail or overnight courier pursuant to this Section 11.1 shall be effective upon physical receipt. Notice given by email pursuant to this Section 11.1 shall be effective as of the date of confirmed delivery if delivered before 5:00 p.m. Eastern Time on any Business Day or the next succeeding Business Day if confirmed delivery is after 5:00 p.m. Eastern Time on any Business Day or during any non-Business Day.

Section 11.2         Entire Agreement. Except for the Non-Disclosure Agreement, this Agreement supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof, and this Agreement, the Ancillary Agreements, the Non-Disclosure Agreement and the other documents delivered pursuant to this Agreement contain the sole and entire agreement between the Parties hereto with respect to the subject matter hereof.

Section 11.3         Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby. For the avoidance of doubt, any fee, cost, expense or any payment in connection with procuring the consent, approval, waiver or other action from any Person, including such Person’s advisors, consultants and attorneys, relating to the transaction contemplated by this Agreement and incurred by the Acquired Company, including the Company Consents, shall be borne solely by Seller and shall not be paid by an Acquired Company. Notwithstanding the foregoing, (i) Buyer will pay all filing fees required under the HSR Act, and (ii) the fees, costs and expenses of Cullen & Dykman, LLP in connection with the filings with the NYPSC, as New York special energy regulatory counsel, will be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller.

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Section 11.4         Disclosure. Seller may, at its option, include in the Disclosure Schedule items that are not material in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Information disclosed in any section of the Disclosure Schedule shall constitute a disclosure for purposes of all other sections notwithstanding the lack of specific cross-reference thereto, but only to the extent the applicability of such disclosure to such other sections is reasonably apparent. In no event shall the inclusion of any matter in the Disclosure Schedule be deemed or interpreted to broaden Seller’s representations, warranties, covenants or agreements contained in this Agreement. The mere inclusion of an item in the Disclosure Schedule shall not be deemed an admission by Seller that such item represents a material exception or fact, event, or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

Section 11.5         Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 11.6         Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party.

Section 11.7         No Third Party Beneficiary. Except for the provisions of (a) Sections 6.2(b) (Access of Buyer and Seller), 6.7 (Tax Matters), 10.1(a) (Indemnification), 10.1(b) (Indemnification), 10.2(g) (Limitations of Liability), 10.3 (Indirect Claims), and 10.6 (Procedure with Respect to Third-Party Claims) (which are intended for the benefit of the Persons identified therein), and (b) Sections 9.2, 11.13 and 11.14 with respect to the Financing Sources, the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person, including, without limitation, any employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof.

Section 11.8         Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so will be void. Subject to this Section 11.8, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns.

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Section 11.9         Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

Section 11.10         Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, such provision will be fully severable, this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 11.11         Counterparts; Email. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any email or PDF copies hereof or signature hereon shall, for all purposes, be deemed originals.

Section 11.12         Privilege. Buyer agrees that, as to all communications among White & Case LLP, Seller or its Affiliates prior to the Closing that relate in any way to this Agreement or the transactions contemplated hereby, the attorney-client privilege belongs, to the extent such privilege exists, to Seller and its Affiliates and may be controlled by Seller and its Affiliates and will not, with respect to such privileged communications, pass to or be claimed by Buyer or its Affiliates. To the extent that Buyer or any of its Affiliates has or maintains any ownership of the privilege with respect to these communications, they agree, except as may be required by applicable Law, not to waive or to attempt to waive the privilege without the express written approval of Seller. Notwithstanding the foregoing, in the event that a dispute arises between Buyer and a third party (other than Seller and its Affiliates) or any Governmental Authority after the Closing, Seller may assert the attorney-client privilege against such third party to prevent the disclosure of confidential communications by or with White & Case LLP.

Section 11.13         Governing Law; Venue; and Jurisdiction.

(a)          This Agreement and any dispute arising hereunder shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any conflict or choice of law provision that would result in the imposition of another state’s Law.

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(b)          THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK AND EACH PARTY HEREBY CONSENTS TO THE JURISDICTION OF SUCH COURTS (AND OF THE APPROPRIATE APPELLATE COURTS THEREFROM) IN ANY SUCH SUIT, ACTION OR PROCEEDING AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT ANY SUCH SUIT, ACTION OR PROCEEDING THAT IS BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. DURING THE PERIOD A LEGAL DISPUTE THAT IS FILED IN ACCORDANCE WITH THIS SECTION 11.13 IS PENDING BEFORE A COURT, ALL ACTIONS, SUITS OR PROCEEDINGS WITH RESPECT TO SUCH LEGAL DISPUTE OR ANY OTHER LEGAL DISPUTE, INCLUDING ANY COUNTERCLAIM, CROSS-CLAIM OR INTERPLEADER, SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF SUCH COURT. EACH PARTY HEREBY WAIVES THE DEFENSE, AND SHALL NOT ASSERT AS A DEFENSE IN ANY LEGAL DISPUTE, THAT (A) SUCH PARTY IS NOT SUBJECT THERETO, (B) SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURT, (C) SUCH PARTY’S PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, (D) SUCH ACTION, SUIT OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR (E) THE VENUE OF SUCH ACTION, SUIT OR PROCEEDING IS IMPROPER. A FINAL JUDGMENT IN ANY ACTION, SUIT OR PROCEEDING DESCRIBED IN THIS SECTION 11.13 FOLLOWING THE EXPIRATION OF ANY PERIOD PERMITTED FOR APPEAL AND SUBJECT TO ANY STAY DURING APPEAL SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAWS.

(c)          EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY INCLUDING IN CONNECTION WITH THE FINANCING OR ANY CLAIM OR PROCEEDING INVOLVING THE FINANCING SOURCES.

(d)          The provisions of this Section 11.13 shall be enforceable by each Financing Source.

Section 11.14         Financing Sources. Notwithstanding anything in this Agreement to the contrary, none of Seller, its Affiliates or Representatives, or any of their respective successors or permitted assigns, shall have, and Seller (on behalf of itself and its Affiliates and Representatives, and each of their respective successors or permitted assigns) hereby waives, any rights or claims against each of the Financing Sources solely in connection with this Agreement, whether at law or equity, in contract or in tort or otherwise, and Seller (on behalf of itself and its Affiliates and Representatives, and each of their respective successors or permitted assigns) agrees not to commence any action or proceeding against any Financing Source in connection with this Agreement, whether at law or equity, in contract or in tort or otherwise. In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Financing Source shall have any liability for any claims or damages to Seller or any of its Affiliates or Representatives, or any of their respective successors or permitted assigns, in connection with this Agreement or the transactions contemplated hereby or thereby. Without limiting the foregoing, the Financing Sources shall be beneficiaries of all limitations on remedies and damages in this Agreement that apply to Buyer and are express third party beneficiaries of this Section 11.14.

[Signature pages follow]

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date hereof.

MIC THERMAL POWER HOLDINGS, LLC

By:	/s/ Jay Davis
Name: Jay Davis
Title: Vice President

By:	/s/ Liam Stewart
Name: Liam Stewart
Title: Treasurer

[Purchase and Sale Agreement]

NHIP II BAYONNE HOLDINGS LLC

By: TigerGenCo, LLC, its sole Member
By:	North Haven Infrastructure Partners II US
Investments L.P., its sole member
By: Morgan Stanley Infrastructure II, Inc.,
its general partner

By:	/s/ John Veech
Name: John Veech
Title: President

[Purchase and Sale Agreement]